UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.  )

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THE BOSTON BEER COMPANY, INC.

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2025

NOTICE OF THE 2025 ANNUAL MEETING OF **STOCKHOLDERS**

MAY 14, 2025 | 10 A.M. ET

BOSTON BEER co.
· ESTD. 1984 ·

Dear

Fellow Stockholder

Jim Koch

Founder, Brewer, and
Chairman of the Board

April 4, 2025

It is my pleasure to invite you to attend our 2025 Annual Meeting of Stockholders on Wednesday, May 14, 2025, at 10:00 a.m. ET at our Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. At the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect six Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm. As requested elsewhere in the accompanying materials, please submit your proxy as soon as possible.

As you may have read in our Annual Report and will read in this Proxy Statement, we continue to have a broad portfolio of healthy brands that we believe will drive our growth into the future. We have the #1 flavored malt beverage in Twisted Tea, the #2 hard seltzer in Truly, the #1 hard cider in Angry Orchard, and two strong, established beer brands in Samuel Adams and Dogfish Head, as well as some exciting new innovations on the horizon.

We have experienced a few changes to our leadership team since last year’s Proxy Statement.

The most recent change was our long-time Director Jean-Michel Valette’s decision to retire from the board and not seek reelection in May. We will miss the insight, leadership, and experience Jean-Michel brought to the Board over the last twenty-two years. The Board has determined not to fill this vacancy. Instead, the Board voted to fix the number of Directors on the Board at nine (9), a reduction from the ten (10) Director Board fixed by the Board in July 2024.

Additionally, we appointed two new Board members in July 2024. Biz Stone is an entrepreneur known best as co-founder of Twitter, Medium, Jelly, and the investment firm Future Positive. He is a Visiting Fellow at The University of Oxford, an award-winning filmmaker, and author. Joe Jordan currently serves as President - U.S. and Global Services for Domino’s, a position he has held since 2022. You will find more details on their backgrounds and qualifications, as well as that of our other seven incumbent Directors who are up for reelection elsewhere in this Proxy Statement.

At the Annual Meeting each year, it is always a pleasure for me to share Company news with you and, of course, samples of the products that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own. I am especially excited about holding the meeting at the Samuel Adams Boston Taproom again this year. We strongly encourage the use of public transportation due to parking limitations in the Faneuil Hall area.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 28, 2024 are available at investors.bostonbeer.com. On behalf of the Board of Directors and Boston Beer’s Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and Chairman of the Board

Notice of the 2025

Annual Meeting of Stockholders

Meeting Information
May 14, 2025,
10:00 a.m. ET

Samuel Adams Boston Taproom
Faneuil Hall, 60 State Street,
Boston, Massachusetts

To our Stockholders:

The 2025 Annual Meeting of the Stockholders (the “Annual Meeting”) of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held at the Samuel Adams Boston Taproom, Faneuil Hall, 60 State Street, Boston, Massachusetts at 10:00 a.m. ET on Wednesday, May 14, 2025.

The Class A Stockholders will meet for the following purposes:

1.

For the election of the three (3) Class A Directors named in this Proxy Statement, each to serve for a term of one (1) year;

2.

To conduct an advisory vote regarding the compensation of our Named Executive Officers; and

3.

To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholder will attend for the following purposes:

1.

For the election of six (6) Class B Directors, each to serve for a term of one (1) year;

2.

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 52-week fiscal year ending December 27, 2025 (“Fiscal Year 2025”); and

3.

To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 19, 2025 as the Record Date for the meeting. Only Stockholders of Record on the Record Date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

You may submit your proxy: (1) by mail using a proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and the accompanying proxy are being distributed on or about April 4, 2025.

By order of the Board of Directors,

MICHAEL G. ANDREWS

Associate General Counsel & Corporate Secretary

April 4, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 14, 2025

BY INTERNET	BY TELEPHONE	BY MAIL	AT THE ANNUAL MEETING
You may vote your shares via the internet by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website.	You may vote your shares by telephone by following the instructions provided in the Notice. To vote by telephone, call toll free at 1-800-652-8683.	If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.	You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at investors.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you are able to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We continue to be advised and a number of our stockholders have experienced that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way that you can ensure that your account remains “active” is to vote your shares.

We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2025.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider regarding the proposals for this Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the 2025 Annual Meeting of Stockholders of The Boston Beer Company, Inc. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; and (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on Wednesday, March 19, 2025. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective class.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to the Compensation Discussion and Analysis, or the “CD&A.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Description of the Company’s Business

The Company was founded in 1984 as a craft brewery and competes in the craft beer category primarily with its Samuel Adams and Dogfish Head brands. The Company has a strong history of innovation and has internally developed brands outside of the craft beer category that are among the leaders in their respective categories. These brands include Twisted Tea, a flavored malt beverage introduced in 2001, Angry Orchard, a hard cider introduced in 2011, Truly Hard Seltzer, a hard seltzer introduced in 2016, and Sun Cruiser, a spirit-based ready-to-drink beverage introduced in 2024.

The Company’s business goal is to grow market share in the US Beer Market by creating and offering high quality alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering consumer-responsive beverages, increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education and engagement.

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2024 Business Results

Our business results for fiscal period ended December 28, 2024 (“Fiscal Year 2024”) were as follows:

•	Depletions (sales by our wholesalers to retailers) decreased by approximately 2% from the fiscal period ended December 30, 2023 (“Fiscal Year 2023”)
•	Shipments (our sales to our wholesalers) decreased by 2.4% from Fiscal Year 2023 to approximately 7.5 million barrels
•	Net revenue increased by 0.2% from Fiscal Year 2023 to approximately $2.01 billion
•	Gross margin of 44.4%, up 200 basis points year over year
•	Full-year GAAP net income of $59.7 million or $5.06 per share, represented a decrease of $16.6 million or $1.15 per diluted share compared to 2023. This decrease between periods was primarily driven by contract settlement costs and increased brand impairment partially offset by higher gross margins.
•	Generated $249 million in operating cash flow for the full year 2024.
•	Cash and cash equivalents on hand at the end of Fiscal Year 2024 totaled $211.8 million
•	Repurchased and subsequently retired 803,281 shares of Class A Common Stock for an aggregate purchase price of $238.9 million

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the six (6) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2025, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Joseph H. Jordan	51	2024	President - U.S. and Global Services of Domino’s	Audit, Comp
Meghan V. Joyce	40	2019	Co-Founder and CEO of Duckbill Technologies, Inc.	NomGov (Chair), Audit
Cynthia L. Swanson	63	2023	(Retired) Chief Financial Officer (Europe and Sub Sahara Africa) of PepsiCo	Audit, Comp

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CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Samuel A. Calagione, III	55	2020	Founder and Brewer of Dogfish Head Brewery	-
Cynthia A. Fisher	64	2012	Founder and Chairman of PatientRightsAdvocate.org	-
C. James Koch	75	1995	Founder and Chairman of Boston Beer	-
Julio N. Nemeth*	64	2020	(Retired) Chief Product Supply Officer of Procter & Gamble	Comp (Chair), NomGov
Michael Spillane	65	2016	President and CEO of Boston Beer	-
Christopher I. “Biz” Stone	51	2024	Entrepreneur, Co-Founder of Twitter, Medium, Jelly, and Future Positive	Comp, NomGov

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NomGov=Nominating/Governance Committee

*Lead Director

In March 2025, long-time Director Jean Michel Valette informed us that he would be retiring from the Board and not standing for reelection in May 2025. The Board subsequently determined not to fill this vacancy but instead voted to fix the number of Directors on the Board at nine (9). Mr. Valette’s pending retirement leaves a vacancy on certain committees and in the position of Audit Committee Chair. Committee and chair assignments for the ensuing Board year will be established at the May 2025 meetings of the Nominating/Governance Committee and the full Board.

Named Executive Officers

For Fiscal Year 2024, Boston Beer’s “Named Executive Officers,” or “NEOs,” were President and Chief Executive Officer Michael Spillane, Treasurer and Chief Financial Officer Diego Reynoso, and our next three most-highly compensated Executive Officers, namely Chief Marketing Officer Lesya Lysyj, Chief People Office Carolyn L. O’Boyle, and Chief Sales Officer Michael R. Crowley. Additionally, pursuant to 17 CFR § 229.402, former President and Chief Executive Officer David A. Burwick qualifies as an NEO for Fiscal Year 2024. Mr. Burwick stepped down from his position as President and CEO effective March 31, 2024, remaining with the Company in an advisory role through March 2026.

Executive Compensation

Boston Beer’s executive compensation program seeks to attract, develop, engage, and reward highly talented executives with an overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on “pay for performance” through cash bonuses linked to company performance targets and equity awards with both performance-based vesting tied to key metrics and time-based vesting linked to continued employment. We believe that executive compensation should be aligned with achieving the Company's strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;
•	Competitive benchmarking of executive compensation against a peer group;
•	Cash bonus program for Executive Officers based primarily on Company performance (depletions growth, EBIT, and focused cost savings);
•	Discretion to reduce equity and individual bonus payouts to zero for non-performance;
•	Long-term equity program with a mix of performance and time-based vesting criteria;
•	Annual advisory Say-on-Pay vote;
•	Policy banning hedging and pledging of stock by Directors, Officers, and other coworkers designated as Company “insiders”; and
•	Robust equity ownership guidelines applicable to our Chairman and CEO.

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2024 Compensation of President & CEO Michael Spillane

Mr. Spillane joined the Company as President and CEO effective April 1, 2024. His compensation in 2024 included a base salary, a performance-based cash bonus, an annual performance-based restricted stock unit (“RSU”) award, and a stock option award. Additionally, as reported in a Current Report on Form 8-K (a “Form 8-K”) filed by the Company on February 27, 2024, in order to recruit Mr. Spillane to join the Company, his compensation in 2024 also included a one-time cash signing bonus of $1,600,000. The mix of his total compensation for 2024 is set forth below:

President & CEO Michael Spillane
2024 Total Compensation Mix

Annual Compensation
Base Salary Received	$695,423
Performance-Based Cash Bonus	$981,540
Annual Performance-Based RSU	$2,000,039
Time-Based Stock Option Award	$3,000,052
Other Compensation	$14,269
2024 COMPENSATION EXCLUDING SIGN-ON BONUS	$6,691,323
One-Time Cash Sign-On Bonus	$1,600,000
2024 TOTAL COMPENSATION	$8,291,323

The details of Mr. Spillane’s compensation, described in full in the February 27, 2024 8-K and his offer letter attached thereto as Exhibit 10.2 (the “Spillane Offer Letter”), are summarized below:

•	Base Salary: Mr. Spillane’s annual base salary of $861,000 was approved by the Compensation Committee of the Board of Directors on February 16, 2024. He received $695,423 in base salary in 2024 based on his April 1, 2024 start date.
•	Performance-Based Cash Bonus: The Compensation Committee approved a target cash bonus for Mr. Spillane of 120% of his non-prorated full-year base salary. The Company’s cash bonus program, including its 2024 cash bonus scale, is described in more detail in the Compensation Discussion and Analysis, or “CD&A,” section of this Proxy Statement under the heading “Cash Incentive Bonuses.” As described under that heading, the Compensation Committee reviewed Fiscal Year 2024 Company performance against the 2024 cash bonus scale in February 2025 and determined that the Company achieved 90% on the scale and funded the bonus pool at 95%. Accordingly, the Committee approved a bonus to Mr. Spillane in the amount of $981,540, which was paid in March 2025.
•	Performance-Based Restricted Stock Units: On April 1, 2024, the Company granted Mr. Spillane an award of 6,570 performance-based RSUs valued at $2,000,039 on the grant date. As described in more detail under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon (1) the Company meeting certain compounded annual growth rate targets for net revenue growth in Fiscal Year 2026 over Fiscal Year 2023; and (2) continued employment on the applicable vesting dates. The RSU award structure, detailed in a Form 8-K filed on February 22, 2024, is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2024.
•	Time-Based Stock Option Award: Upon his hiring, the Company granted Mr. Spillane a time-based stock option award on April 1, 2024 for a total of 21,205 shares, valued at $3,000,052 on the grant date. The option shares have an exercise price of $304.42 per share and will vest over four years - 50% on March 1, 2026; 25% on March 1, 2027, and 25% on March 1, 2028 – contingent on his continued employment on those vesting dates.
•	Other Compensation: “Other Compensation” includes $13,800 in matching contributions to the Company’s 401(k) plan and $469 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Spillane was eligible for the same level and offering of those benefits as other Company coworkers.
•	One-Time Cash Sign-On Bonus: In connection with his recruitment and hiring, the Company paid Mr. Spillane a signing bonus of $1,600,000, inclusive of relocation expenses, on March 15, 2024.

Each of the categories of Mr. Spillane’s compensation mix are described in detail in the CD&A section of this Proxy Statement under the heading “Compensation of Michael Spillane, President & Chief Executive Officer.” Included in that discussion are the establishment of Mr. Spillane’s base salary, his achievement on the 2024 Bonus Scale, and the grant of his equity awards, all of which were approved by the Compensation Committee and the full Board of Directors. The Compensation Committee believes that Mr. Spillane’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

CEO compensation was a topic of discussion with stockholders following our 2024 non-binding Say-on-Pay resolution, which received a favorable vote of 94.4% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” below.

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Other Named Executive Officer 2024 Compensation Mix

The mix of 2024 potential compensation of our Named Executive Officers, other than Mr. Spillane and Mr. Burwick, was also consistent with the goals of our executive compensation program. For example, as shown in the adjacent chart, variable compensation, in the form of equity awards and performance-based bonus potential, provided approximately 72% of total potential compensation, in the aggregate, of our other Named Executive Officers.

OTHER NEO TARGET COMPENSATION MIX IN 2024

0.9%
Other Compensation
27.4%
Base Salary
16.1%
Performance Bonus Earned
0.8%
Performance Bonus Not Earned
54.8%
Equity Awards

The actual compensation paid to each of our Named Executive Officers in 2024 is discussed in the CD&A. Of the total compensation potential of our other Named Executive Officers for 2024, base salary constituted 22% to 39%, performance-based cash bonus potential based on 2024 performance constituted 14% to 22%, and equity compensation constituted 39% to 63%.

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Nominees for Board of Directors

The nominees for election to our Board of Directors at the Annual Meeting are identified below. They are being nominated as Class A or Class B Directors, as noted, to serve for a one-year term ending at the close of the 2026 Annual Meeting. Each has been nominated in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they collectively represent a group of individuals with diverse skills and experience in the areas that we consider to be critical to our business, including the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, human capital, innovation, technology, entrepreneurship, and general enterprise management.

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Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

MEGHAN V. JOYCE

Age: 40
Director since: 2019

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Joyce is the Co-Founder and Chief Executive Officer of Duckbill Technologies, Inc., a pre-seed venture-backed tech startup company based in Boston, a position she has held since April 2022. Prior to this role, she was the Chief Operating Officer and EVP of Platform for Oscar Health (NYSE: OSCR), a technology-focused health insurance company based in New York, New York, a position she held from September 2019 until April 2022. In this role, she oversaw Oscar's operations, technology, marketing, and clinical operations, as well as its technology and services solutions. She has continued to serve as a Senior Advisor for Oscar since April 2022. Prior to her position at Oscar, she worked for Uber Technologies, Inc., a tech company headquartered in San Francisco, from 2013 to 2019. From 2017 to 2019, she served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the US & Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. In August 2021, Ms. Joyce was appointed to the Board of Directors of Guardant Health, Inc., an oncology-focused health company based in Palo Alto, California. She serves on Guardant’s Audit Committee and Compensation Committee.

Committees: Nominating/Governance Committee (Chair), Audit Committee

Other Public Company Directorships: Guardant Health, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Joyce has extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing and implementation of new technologies, and management and retention of diverse employee groups. She was appointed Chair of our Nominating/Governance Committee in May 2020, after having served on the committee since May 2019. She has served on the Audit Committee since May 2019 and served on the Compensation Committee from May 2019 to May 2020.

CYNTHIA L. SWANSON

Age: 63
Director since: 2023

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Swanson was appointed to Boston Beer's Board of Directors in July 2023. She has over thirty years of senior financial management experience in the beverage industry. From 1991 to 2020, Ms. Swanson served in several senior roles with PepsiCo, a multinational food, snack, and beverage company headquartered in Purchase, New York. Most recently she served as Chief Financial Officer of PepsiCo Europe and Sub Sahara Africa from January 2017 to March 2020, a role that was based in Geneva, Switzerland. Prior to that, she served as Chief Financial Officer of PepsiCo Americas Beverages from September 2005 to December 2016; Senior Vice President of PepsiCo Global Mergers, Acquisitions & Merger Integration from 2002 to 2005; Chief Financial Officer Frito-Lay International Latin America, Asia Pacific & Australia Division from 2000 to 2002; and Vice President and Chief Financial Officer of Pepsi-Cola International Central Europe Region from 1993 to 1999. From 2013 to 2016, Ms. Swanson served on the Board of Directors of Women In Need, Inc., a non-profit organization aiming to break the cycle of homelessness for women and their children in New York, New York.

Committees: Audit Committee, Compensation Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Swanson has extensive experience leading beverage and consumer packaged goods organizations. Her significant financial experience in the beverage industry helps shape our overall financial and operational strategies. She was appointed to our Audit Committee and our Compensation Committee in July 2023.

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JOSEPH H. JORDAN

Age: 51
Director since: 2024

INDEPENDENT CLASS A DIRECTOR NOMINEE

Joe Jordan currently serves as Chief Operating Officer and President for Domino’s US, a global food services chain based in Ann Arbor, Mich., a position he has held since March 2025. In this role, he oversees domestic operations and marketing, as well as global services, including technology. He has been with Domino’s since 2011, including as President – U.S. and Global Services from 2022 to 2025; Executive Vice President – International from 2018 to 2022; Senior Vice President and Chief Marketing Officer from 2015 to 2018; and Vice President of Innovation from 2011 to 2014. Prior to joining Domino's, Mr. Jordan worked at PepsiCo North America for six years, where he last served as a Senior Director of Marketing. Prior to PepsiCo, he held marketing roles at Philips Electronics and Unilever, and was a consultant for Accenture in Washington D.C. He currently serves on the Board of Directors for DPC Dash Ltd, a master franchisee of Dominos based in Hong Kong.

Committees: Audit Committee, Compensation Committee

Other Public Company Directorships: DPC Dash Ltd

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Jordan brings significant brand management, consumer packaged goods industry, and innovation expertise and experience to the Board.

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Nominees for Class B Director

SAMUEL A. CALAGIONE, III

Age: 55
Director since: 2020

CLASS B DIRECTOR NOMINEE

Sam Calagione is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the Company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company's Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers. He has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 26 Off-Centered Years (2021).

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

During his twenty-nine years at the helm of Dogfish Head, Mr. Calagione grew the company from a small brewpub in Rehoboth, Delaware to an award-winning, nationally recognized brand and destination. Mr. Calagione’s skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer’s leadership team and the Board.

CYNTHIA A. FISHER

Age: 64
Director since: 2012

CLASS B DIRECTOR NOMINEE

Ms. Fisher is an entrepreneur, independent investor, and advisor. She is Founder and Chairman of PatientRightsAdvocate.org, a nonprofit, non-partisan policy and research organization founded in 2017 seeking healthcare price transparency, giving power to American consumers – patients, employers, and unions – to lower their costs of care and coverage through a functional marketplace and choice. Ms. Fisher is also Co-Founder and Chairman of PowertothePatients. org, a nonprofit advocacy organization founded in 2021 that generates public awareness on how upfront prices can lower costs and protect patients from overcharges.

Since 2015, Ms. Fisher has served on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly held real estate investment trust based in Washington, D.C., where she chairs the Nominating & Corporate Governance Committee and serves on the Audit and Compensation Committees. Ms. Fisher is also Managing Director of WaterRev, LLC, an investment company focused on innovative technology companies that enable sustainable practices of water use. She has held that position since 2011.

In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Founder, Chairman, and Chief Executive Officer from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 and was subsequently sold to PerkinElmer in 2007.

Ms. Fisher serves on the board of directors of several not-for-profit organizations including FitMoney.org which she co-founded, the National Park Foundation, The Florida Council of 100, and the Library of Congress Trust Fund. She previously served on the board of directors of Water.org.

Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

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C. JAMES KOCH

Age: 75
Director since: 1995

CLASS B DIRECTOR NOMINEE

Jim Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing. He was appointed to the Board of Directors of Beyond Meat, Inc, a publicly-traded producer of plant-based meat substitutes based in Los Angeles, California, in May 2023. He sits on Beyond Meat’s Risk Committee.

Committees: None

Other Public Company Directorships: Beyond Meat, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Koch’s 40 years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership.

JULIO N. NEMETH

Age: 64
Director since: 2020

INDEPENDENT CLASS B DIRECTOR NOMINEE

Mr. Nemeth was appointed to Boston Beer’s Board of Directors in January 2020. He has served on the Compensation Committee since that time. He was appointed Chair of the Compensation Committee and joined the Nominating/Governance Committee in May 2023, and then appointed as the Board’s Lead Director in May 2024. Mr. Nemeth has served on the Board of Directors of WK Kellogg Co, a cereal manufacturer and distributor based in Battle Creek, Michigan, since November 2023. He serves on Kellogg's Audit and Nominating/ Governance Committees.

Mr. Nemeth previously served as Chief Product Supply Officer at Procter & Gamble, a consumer goods corporation headquartered in Cincinnati, Ohio (NYSE: PG), from 2019 until his retirement in June 2023. He also served as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He held numerous senior roles with P&G since 1990, including President, Global Business Services from 2015 to 2019 and Senior Vice President, Product Supply, Global Operations from 2013 to 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987.

Committees: Compensation Committee (Chair), Nominating/Governance Committee

Other Public Company Directorships: WK Kellogg Co

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Nemeth has more than forty years of operations, engineering, procurement, manufacturing, customer service, quality, distribution, innovation, and general management experience in the consumer goods industry, with significant experience in supply chain management. Prior to his retirement in 2023, he led P&G’s global Product Supply organization, which included 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world.

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MICHAEL SPILLANE

Age: 65
Director since: 2016

CLASS B DIRECTOR NOMINEE

Mr. Spillane has served on Boston Beer’s Board of Directors since 2016 and was appointed as our President and Chief Executive Officer on April 1, 2024. He previously served as President of Consumer Creation at Nike, Inc. (NYSE: NKE), a publicly traded manufacturer and marketer of athletic footwear, apparel, and equipment from 2020 until September 2023. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to 2007, including President of Categories and Product from May 2017 to May 2020, President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016, and General Manager and Vice President, Greater China from May 2013 to May 2015. From 2011 to 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From 2009 to 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America, and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served on our Compensation Committee since May 2016, including as Chair from May 2016 to May 2023, and as a member of our Nominating/Governance Committee since May 2018.

CHRISTOPHER I. “BIZ’ STONE

Age: 51
Director since: 2024

CLASS B DIRECTOR NOMINEE

Biz Stone is an entrepreneur known best as co-founder of Twitter, Medium, Jelly, and the investment firm Future Positive. He is a Visiting Fellow at The University of Oxford for over ten years, an award-winning filmmaker, and author. He has been honored with the International Center for Journalism Innovation Award, INC Magazine named him Entrepreneur of the Decade in 2021, TIME listed him as one of the 100 Most Influential People in the World, and GQ named him Nerd of the Year.

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Stone brings significant entrepreneurial, technical, and innovative expertise and experience to the Board.

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Corporate Governance – Our Board of Directors

Board Governance

We are committed to having effective corporate governance and the highest ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on the Governance Documents tab of the Investor Relations section of our website, investors.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

A majority of our Board of Directors is independent as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the U.S. Securities and Exchange Commission (“SEC”). More specifically, all three Class A Director Nominees – Ms. Joyce, Ms. Swanson, and Mr. Jordan –and two of the six Class B Director Nominees – Mr. Nemeth and Mr. Stone – have no material relationship with Boston Beer, either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

Only independent Directors may serve as members of our Audit, Compensation, and Nominating/Governance Committees or as Lead Director.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on issues of product quality and innovation, overall brand strategy, and supply chain operations. The Chairman continues to be active on a daily basis in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO serve on and participate fully in deliberations of the Board of Directors.

In May 2013, the non-employee members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other Non-Employee Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over executive sessions of the Board at Board meetings; (iii) reviewing Board agendas and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; and (v) advising the Board concerning the retention of advisors and consultants who report directly to the Board.

Mr. Nemeth has served as our Lead Director since May 2024.

Executive Sessions of the Board

The Directors meet in executive sessions as part of each regularly scheduled Board meeting. A portion of each executive session includes the CEO, the Chairman, Mr. Calagione, and the Company’s Chief Legal Officer & General Counsel, but no other members of management. Other portions of each executive session may include all Directors other than the CEO or only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding the executive session discussions. Since 2021, the Chair of the Nominating/Governance Committee has joined the Lead Director in reporting back to the Chairman and the CEO. The independent Directors met formally in executive session four times during Fiscal Year 2024.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee”, “Compensation Committee”, and “Nominating/Governance Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, the Compensation Committee reviews the risks associated with our compensation practices, and the Nominating/Governance Committee reviews risks associated with our governance practices.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend the annual meetings of stockholders. During Fiscal Year 2024, there were five regular meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served. All Directors attended the 2024 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

Board Committees

Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/ Governance Committee. The membership of these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the chart below:

Director	Audit	Compensation	Nom/Gov
Joseph H. Jordan
Meghan V. Joyce			Chair
Julio N. Nemeth*		Chair
Christopher I. “Biz” Stone
Cynthia L. Swanson
Jean-Michel Valette	Chair
*	Lead Director

As noted above, Mr. Valette will be retiring and has elected not to stand for reelection in May 2025. The Board determined not to fill this vacancy. Instead, the Board voted to fix the number of Directors on the Board at nine (9). Mr. Valette’s retirement will leave vacancies on certain committees. Committee and chair assignments for the ensuing Board year will be established at the May 2025 meetings of the Nominating/Governance Committee and the full Board.

Mr. Spillane, Mr. Calagione, Ms. Fisher, and Mr. Koch are not independent Directors and therefore are not eligible to serve on any of the Board’s committees.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate.

Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. Following the 2024 Annual Meeting of Shareholders, the Nominating/Governance Committee considered and ultimately recommended to the full Board adding to the Corporate Governance Guidelines a formal succession protocol to be followed in the event of the untimely death of Mr. Koch. The Board approved this protocol in December 2024.

Up-to-date copies of the Corporate Governance Guidelines and each Committee charter are available on the Governance Documents tab of the Investor Relations section of our website, investors.bostonbeer.com. The function of each committee is described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other enterprise risks that may have a significant impact on the Company. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary.

The Audit Committee oversees the Company’s approach to operational, governance, and other risks that could adversely affect Boston Beer’s business, such as business continuity and cybersecurity. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Risk Management & Internal Audit and with representatives of the Company’s independent registered public accounting firm. During those meetings, the Audit Committee also asks for and receives regular updates on steps taken to address those risks. Areas of focus in 2024 included, among others, third-party co-manufacturing management, business continuity, competitive threats and portfolio prioritization, consumer and coworker engagement, cybersecurity, data reliance, operational controls, and supply chain. The Audit Committee endeavors to report any risks that it believes could have a material adverse impact on the Company to the full Board.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its shares of Class A Common Stock (“Class A Shares”). In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intent to buy or sell Boston Beer stock during a corresponding time period, that member recuses themselves from discussions regarding the pricing parameters under the proposed Company 10b5-1 Plan.

The Board has determined that all four current members of the Audit Committee - Ms. Joyce, Ms. Swanson, Mr. Valette, and Mr. Jordan - are “audit committee financial experts” as defined under SEC rules. The Audit Committee had four regular meetings in 2024. The Chairman, CEO, CFO, Chief Accounting Officer, and Chief Legal Officer & General Counsel also attend these meetings but recuse themselves when the Audit Committee meet in executive sessions with the Director of Risk Management & Internal Audit or with representatives of the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee's responsibility is to carry out the Board's oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Compensation Committee provides general oversight of our compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company’s equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates performance against those goals; approves cash bonuses and sets salaries for the Chairman, CEO, and other Executive Officers; and determines the total compensation level and mix for the Chairman, CEO, and other Executive Officers.

In cooperation with our independent Directors, members of the Compensation Committee perform regular evaluations of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers.

The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s overall compensation practices. In carrying out its responsibilities, the Compensation Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Compensation Committee also issues an annual report and approves the CD&A for inclusion in the Company’s proxy statement.

During Fiscal Year 2024, there were three regular meetings of the Compensation Committee. In addition to the Committee members, the Chairman, CEO, Chief People Officer, Chief Legal Officer & General Counsel, and Director of Total Rewards attended each of these meetings.

In recent years, the Compensation Committee has retained FW Cook, a nationally recognized executive compensation consulting firm, to provide competitive compensation information and analysis for our Executive Officers as compared to other similarly sized companies. As part of this retention, FW Cook shares benchmarking data regarding executive officer compensation.

The Compensation Committee is also responsible for providing guidance to the full Board of Directors and management on topics such as people and culture, recruitment, retention, development and training, succession planning, and coworker engagement.

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board and its committees, overseeing the Company’s ongoing education program for Directors, and planning for Board succession.

The Committee, acting independently, but also in concert with Mr. Koch, who holds the voting rights to all shares of the Company’s outstanding Class B Common Stock (“Class B Shares”), which entitle him to elect a majority of Board members, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. In order to help ensure the adequacy of our corporate governance policies, the Committee also reviews Director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews and/or participates in communications with stockholders; and makes recommendations to management and/or the Board for governance improvements.

The Committee is also responsible for providing guidance to management on the Company’s social responsibility and environmental sustainability efforts and helping to ensure that the full Board is made aware of and is properly addressing the environmental, social, and governance (“ESG”) issues that may influence the Company’s implementation of its ESG strategy.

During Fiscal Year 2024, there were four regular meetings of the Nominating/Governance Committee. In addition to the Committee members, the Chairman, CEO, Chief Legal Officer & General Counsel, and Corporate Secretary attended each of these meetings.

Consideration of Nominees for Director

The Nominating/Governance Committee regularly reviews the skills and other characteristics of the then-current Board and seeks to identify any perceived weakness or imbalance. In doing so, the Committee takes into consideration the results of skills gap analyses and the annual self-assessments performed by the Board and each of the standing committees and seeks input from all Directors on opportunities to strengthen the Board. The Committee then identifies the qualifications that a nominee for election as a Director should bring to the Board, including the diverse skill-sets, perspectives, and experiences that its members believe should be reflected on the Board as a whole. The Nominating/Governance Committee also confers with Mr. Koch as the holder of all voting rights to the Class B Shares.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year.

The Nominating/Governance Committee has discussed the topic of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company at this time. The Committee has recently noted that more than half of the current Directors have served for five or fewer years, reflecting a healthy level of turnover. The Committee believes that any additional benefit of bringing “fresh eyes” to the Board would create a potential disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Nominating/Governance Committee uses the Board's annual self-evaluation process to ensure that the Board is properly serving the Company.

The Nominating/Governance Committee considers diversity to be a critical factor in selecting Director nominees and remains committed to providing equal opportunities for all qualified candidates. The Nominating/Governance Committee views diversity broadly, taking experience, skills, judgment, differences of viewpoint, gender, ethnicity, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives results in more thoughtful deliberations. Additionally, the Board believes that it is important that the composition of the Board, the Company’s Executive Leadership Team (“ELT”), and the Company’s coworker base represent the diversity of the Company’s current and potential consumer base in the areas where we market and sell our products.

As of the mailing of this Proxy Statement, three of the ten members of the Board of Directors are female, and one of the ten members of the Board self-identifies as part of an underrepresented minority group.

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Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Stockholder Engagement

We believe it is crucial to engage actively with and receive feedback from our non-affiliated stockholders, particularly as it relates to matters of corporate governance, executive compensation, social responsibility, and other topics of importance to them. In recent years, we have reached out to our top stockholders to attempt to receive this type of feedback.

Since May 2018, we have reached out to our top institutional stockholders in April and October each year. Following that outreach, we hold in-person, telephonic, or video meetings with representatives from these stockholders. On the Boston Beer side, we generally make available for such meetings a Director, an Executive Officer, our Corporate Secretary, and a relevant subject matter expert on the topic of ESG. Topics of discussion range broadly, but often largely focus on executive compensation and ESG issues. Material non-public information such as undisclosed company performance is not discussed. Summaries of investor feedback is shared with our Nominating/Governance Committee and the full Board of Directors.

In May 2024, the Company continued its stockholder outreach, reaching out to our top twenty institutional stockholders, who then held approximately 57% of the Company’s outstanding Class A Shares. In October 2024, we reached out to our top fifteen institutional stockholders, who then held approximately 50% of the Company’s outstanding Class A Shares. Over the course of 2024, we held virtual meetings with and received written feedback from several of these institutions, covering topics such as executive compensation, governance, human capital, and environmental sustainability. The results were reported to the Nominating/Governance Committee and the full Board. Feedback topics and discussion points included:

•	Class Stock Structure & Voting Standards. Multiple firms inquired about the Company’s dual-class stock structure, which has been in place since the Company’s initial public offering in 1995, and whether there is any intention of sunsetting that structure over time. Similarly, investors have inquired whether the Company intends to amend its By-Laws to change from a plurality voting standard, which has also been in place since 1995. We understand that institutional shareholders have withheld votes on certain of our Class A Director Nominees in symbolic opposition to the Company’s dual class stock structure, as opposed to concerns about those Nominees’ qualifications. We listen to the shareholders’ concerns on these topics, relay them back to the full Board, and have robust conversations on the matter, but there are no current plans to sunset the Company’s current stock structure or change the Company’s voting structure.
•	Succession Planning. Some firms inquired about Chairman succession planning. As noted above, partially in response to this feedback, in December 2024 we amended our Corporate Governance Guidelines to outline our succession planning protocol in the event of Mr. Koch’s untimely death. The updated guidelines are available on the Governance Documents tab of our investor relations website, investors.bostonbeer.com.
•	ESG. Partially in response to investor feedback, we commenced standalone ESG Reporting in November 2022 and have released an annual ESG Report since that time. Following the publication of these reports, we have been able to have more robust conversations with our institutional investors on the topic of ESG. Some specific environmental sustainability topics that are regularly discussed in these conversations include water stewardship, carbon emissions, regenerative ingredients, supplier conservation efforts, and disclosure standards. While we are still in the fairly early stage of our ESG journey, we anticipate that our disclosures and these discussions will be able to be more robust in future years, including the publication of specific goals on certain of these topics.
•	Executive Compensation Structure. The stockholders we met with in recent years have not expressed material concerns with the Company’s executive compensation structure but often have inquiries and provide valuable input on topics such as cash bonus structure, long-term equity structure, peer group benchmarking, and executive succession planning. We relay this feedback to our management team, the Compensation Committee, and the full Board of Directors, and it is taken into consideration when we establish our annual executive compensation plans.

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At the 2025 Annual Meeting, we will hold an advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes, as well as the valued stockholder feedback, in evaluating our executive compensation and other policies.

Board Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other coworkers are required to report any proposed related party transactions to our General Counsel’s Office, who will bring those concerns to the attention of the Audit Committee.

In 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2024, we have not entered into any material transaction with any Related Parties, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such Related Party had or will have a direct or indirect material interest. However, as outlined below, in prior years we have entered into material agreements with Related Parties, some of which remained active agreements in 2024.

Mr. Calagione’s wife, Mariah Calagione (“Ms. Calagione”) was a coworker and at-will employee of the Company in 2024. In accordance with her employment agreement dated July 3, 2019, Ms. Calagione received total compensation of $305,195 in 2024, which included $235,099 earned in base salary and $50,000 in cash bonus for services provided in 2024, which bonus was paid in March 2025. She did not receive any equity awards in 2024 and was eligible for the same benefits as other coworkers.

Mr. and Ms. Calagione own Red Wagon LLC, which owns the land on which two Company-owned retail establishments in Rehoboth Beach, Delaware are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases commenced on July 1, 2019 with an expiration date of June 30, 2029. The combined monthly rent for the two leases is $31,947. The total amount paid by the Company to Red Wagon LLC in 2024 under these lease agreements was $332,222.

These transactions were disclosed to, reviewed by, and approved by the Company’s Audit Committee and Board of Directors prior to the completion of the Company’s merger with Dogfish Head. The Board believes that payments under each of these agreements represent fair market value for the respective services or property received, and that for each transaction the financial and other terms are comparable to what the Company would have obtained in a negotiated arm’s-length transaction with an unrelated third party.

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Director Compensation

Compensation Summary

The Board adopted its current compensation schedule for Non-Employee Directors in February 2023. A summary of the elements of compensation for Non-Employee Directors is set forth below:

Applies to	Payment For	Compensation
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual cash retainer payable upon annual election to the Board	$75,000
Lead Director	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Chair (any standing committee)	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Member, Non-Chair (any standing committee, per committee)	Annual cash retainer payable upon annual appointment to the position	$10,000
Committee Chair or Member (Ad-Hoc Committee)	Annual cash retainer payable upon annual appointment to the position	Within discretion of Compensation Committee

Mid-Year Appointment. If a Non-Employee Director is elected or appointed to the Board between the Company’s annual meetings of stockholders, the number of option shares and RSUs granted pursuant to the annual awards and the value of the annual retainers is pro-rated.

In 2024, all option awards and RSUs to Non-Employee Directors were granted under our Equity Plan for Non-Employee Directors, or the “Director Equity Plan.” Under the Director Equity Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares granted under each option is computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares. RSUs fully vest one-year from the grant date, contingent on continued service on the Board at the end of that board year. The number of RSUs granted is calculated based on the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

The number of Class A Shares registered under the Director Equity Plan is 550,000 shares, with 48,394 remaining shares available for issuance as of the end of the 2024 Fiscal Year.

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Director Compensation for Fiscal Year 2024

The following table sets forth certain information concerning the 2024 compensation of our Non-Employee Directors.

Name	Fees Paid in Cash	Option Awards(1)(2)	RSU Awards(3)	Total
Cynthia A. Fisher	$75,000	$65,173	$65,017	$205,190
Joseph H. Jordan	$71,250	$113,866	$113,746	$298,862
Meghan V. Joyce	$105,000	$65,173	$65,017	$235,190
Julio N. Nemeth	$125,000	$65,173	$65,017	$255,190
Christopher I. “Biz” Stone	$71,250	$113,866	$113,746	$298,862
Cynthia L. Swanson	$95,000	$65,173	$65,017	$225,190
Jean-Michel Valette	$115,000	$65,173	$65,017	$245,190
(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2024, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2024 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 25, 2025.
(2)	On May 7, 2024, upon election to the Board of Directors, each Non-Employee Director elected to the Board at that time was granted an option under the Director Equity Plan to purchase 568 Class A Shares at an exercise price of $268.20, the closing price on the last trading day before the grant date. On July 29, 2024, upon their initial appointment to the Board of Directors, Mr. Jordan and Mr. Stone were granted options under the Director Equity Plan to purchase 1,590 Class A Shares at an exercise price of $290.91, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of the end of the 2024 Fiscal Year, the aggregate number of shares subject to unexercised stock options held by Non-Employee Directors is shown below:

Name	Number of Option Shares
Cynthia A. Fisher	8,855
Joseph H. Jordan	1,590
Meghan V. Joyce	4,485
Julio N. Nemeth	3,415
Christopher I. “Biz” Stone	1,590
Cynthia L. Swanson	1,424
Jean-Michel Valette	5,180
(3)	On May 7, 2024, upon election to the Board of Directors, each Non-Employee Director elected to the Board at that time was granted 243 RSUs under the Director Equity Plan. On July 29, 2024, upon their initial appointment to the Board of Directors, Mr. Jordan and Mr. Stone were granted 782 RSUs. All grants were awarded pursuant to the Director Equity Plan. RSUs vest one year from the grant date contingent on continued service at the end of that board year.

The following table sets forth certain information concerning the 2024 compensation of our employee Directors, except for Mr. Spillane and Mr. Burwick. Information regarding the 2024 compensation of Mr. Spillane and Burwick may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Base Salary	2024 Bonus Paid in 2025(1)	All Other Compensation(2)	Total
Samuel A. Calagione, III	$478,404	$0	$14,672	$493,076
C. James Koch	$478,404	$0	$14,672	$493,076
(1)	Mr. Calagione and Mr. Koch elected to not receive a bonus for Fiscal Year 2024 to allow the Compensation Committee to distribute any eligible bonus funds to other coworkers.
(2)	Includes annual group life insurance premium, short-term and long-term disability, Company matching contributions under the Company’s 401(k) plan paid in the respective year, Company health savings contributions under the Company’s medical plan paid in the respective year.

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Executive Officers

Information about our Executive Officers as of the mailing of this Proxy Statement is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year and hold office until their successors are elected and qualified or until their earlier resignation or removal.

C. James Koch, 75, founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing. He was appointed to the Board of Directors of Beyond Meat, Inc, a publicly-traded producer of plant-based meat substitutes based in Los Angeles, California, in May 2023. He sits on Beyond Meat’s Risk Committee.

Michael Spillane, 65, has served on Boston Beer’s Board of Directors since 2016 and was appointed as our President and Chief Executive Officer on April 1, 2024. He previously served as President of Consumer Creation at Nike, Inc. (NYSE: NKE), a publicly traded manufacturer and marketer of athletic footwear, apparel, and equipment from 2020 until September 2023. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to 2007, including President of Categories and Product from May 2017 to May 2020, President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016, and General Manager and Vice President, Greater China from May 2013 to May 2015. From 2011 to 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From 2009 to 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America, and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Samuel A. Calagione, III, 55, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the Company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers. He has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 26 Off-Centered Years (2021).

Michael R. Crowley, 56, was appointed Chief Sales Officer of Boston Beer in January 2024. He has worked in senior sales roles with Boston Beer since 1996. Most recently, Mr. Crowley served in the role of Atlantic Division Senior Sales Director from 2014 to 2023. Prior to that, he worked as Senior National Account Manager from 2011 to 2014 and as Regional Sales Manager (New York and New Jersey) from 1996 to 2011.

Annette N. Fritsch, 48, was appointed the Chief Product Design Officer in November 2024 and has been an Executive Officer of the Company since July 2022. She joined the Company in 2010 and has held various positions during that time, including Sensory Manager from 2010 to 2011, Senior Manager of Sensory and Innovation from 2011 to 2014; Director of New Product Development and Innovation from 2014 to 2019; Senior Director of Product Development from 2019 to 2022; and Vice President of Product Design, Research and Development from July 2022 to November 2024. Prior to her time at Boston Beer, she worked in Sensory and Product Development roles with Fosters Wine Estates from 2008 to 2009, Oregon State University from 2004 to 2008, and Givaudan Flavors from 2001 to 2004.

Tara L. Heath, 50, was appointed Chief Legal Officer & General Counsel of Boston Beer in May 2022. She joined the Company in 1997 and has held various positions during that time, including Vice President, Legal & Deputy General Counsel from 2016 to 2022; Senior Corporate Counsel, Director of Regulatory Affairs from 2013 to 2016; and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Philp A. Hodges, 58, was appointed as the Company’s Chief Supply Chain Officer in May 2023, after serving as an advisor for the Company in the area of supply chain management since May 2022. He has over 30 years of senior operations experience in the consumer-packaged goods industry. Prior to his time at Boston Beer, Mr. Hodges served as the Executive Vice President of Group Supply Chain at the Carlsberg Group, an international brewing company based in Zurich, Switzerland, from 2017 to 2022. Before that, he was appointed Group Director and Chief Supply Chain Officer for SABMiller in 2015. From 2011 to 2015, he served as Senior Vice President of Integrated Supply Chain Europe for Mondel~~e~~z International, a multinational beverage and snack food company, with his office in Zurich, Switzerland. Prior to that, Mr. Hodges held a variety of senior operations roles with Kraft Foods Group from 1991 to 2011.

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Lesya Lysyj, 62, joined the Company as Chief Marketing Officer in April 2019. Ms. Lysyj has over 30 years of marketing experience in the food and beverage industry. Prior to joining Boston Beer, she served as President U.S. (Sales and Marketing) for Welch’s Foods, based in Concord, Massachusetts from September 2017 to April 2019. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Carolyn L. O’Boyle, 46, joined Boston Beer as Chief People Officer in March 2020. She has extensive experience in talent strategy and operations, including expertise in recruiting, total rewards, operational transformation, immigration, people analytics, business partners, and shared services. Prior to joining Boston Beer, she was a Managing Director at Deloitte Services LP in Boston, Massachusetts from August 2013 to February 2020, serving as the National Managing Director for Talent Operations and Chief Operating Officer for Talent. Prior to that, she served in various senior roles at Deloitte from September 2005 to August 2013, and as an Operations Manager at Diageo North America, a wine and spirits company based in Norwalk, Connecticut, in 2004.

Matthew D. Murphy, 56, is Chief Accounting Officer and Vice President of Finance of Boston Beer. From April 2023 to September 2023, he also served as the Company’s Interim Chief Financial Officer. He was appointed Chief Accounting Officer in August 2015 and previously held the position of Corporate Controller of Boston Beer since September 2006.

Diego Reynoso, 49, joined Boston Beer as Chief Financial Officer and Treasurer in September 2023. He has over 25 years of experience in finance and operations in the alcoholic beverage and food industry. Prior to joining Boston Beer, Mr. Reynoso served as the Chief Financial Officer of the Prepared Foods division of Tyson Foods, a multinational food manufacturer, based out of its Chicago office, from 2021 to 2023. From 2017 to 2021, he served as Senior Vice President and Chief Financial Officer of the $5 billion beer division of Constellation Brands, an international alcoholic beverage company, also based out of its Chicago office. Prior to that, Mr. Reynoso held various senior financial and operational roles at Beam Suntory Inc., a global spirits manufacturer, from 2005 to 2017, including as CFO Global Operations and Group Treasury and Tax from 2016 to 2017, North American Chief Financial Officer & General Manager International Markets from 2014 to 2016, and Chief Operating Officer and Chief Financial Officer North America from 2013 to 2014. Earlier in his career, he also held roles at Allied-Domecq, Danone, and Procter & Gamble. He was appointed to the Board of Directors of SunOpta Inc., a natural food and mineral company headquartered in Eden Prairie, Minnesota, in March 2023 and currently serves as a member of SunOpta’s Audit Committee and Corporate Governance Committee.

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Compensation Discussion and Analysis

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2024, our Named Executive Officers were:

MICHAEL SPILLANE	President and Chief Executive Officer
DIEGO REYNOSO	Treasurer and Chief Financial Officer
LESYA LYSYJ	Chief Marketing Officer
CAROLYN O’BOYLE	Chief People Officer
MICHAEL R. CROWLEY	Chief Sales Officer

Additionally, pursuant to SEC regulations, former President and Chief Executive Officer David A. Burwick is included herein as an NEO for Fiscal Year 2024.

In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determines the specific compensation policies and decisions involving our Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, approving their annual compensation, and recommending approval of equity awards to the full Board. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation. While approval of equity awards is within the purview of the Board, the Committee acts with authority with respect to matters of cash compensation for Executive Officers and also reviews and approves, on an advisory basis, the overall bonus structure and scale for all other coworkers.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, develop, engage, and retain highly talented executives, with a focus on pay for performance through bonuses linked to Company and individual performance and equity awards with performance-based vesting linked to Company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with the achievement of the Company’s goals and overall Company performance, in terms of both growth and long-term stockholder value. These compensation packages are designed to:

•	provide executives with competitive cash and equity compensation with a significant portion of total compensation contingent on Company performance, thereby increasing stockholder value;
•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Response to Recent Advisory Say-on-Pay Votes

In establishing the Company’s compensation practices for 2024, the Board and the Compensation Committee considered the results of recent advisory Say-on-Pay votes as well as our discussions with stockholders, which are discussed in detail under the heading “Stockholder Engagement” above. At our 2024 Annual Meeting of Stockholders, approximately 94.4% of the votes cast on our Say-on-Pay proposal were cast in support of the compensation of our NEOs.

Components of Executive Compensation and Compensation Mix

In 2024, the total potential compensation mix of our Named Executive Officers balanced: (1) competitive base salaries; (2) cash bonuses contingent primarily on Company performance; (3) performance-based RSUs generally contingent solely on multi-year Company performance; and (4) time-based RSUs generally contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and other variable performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, experience, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, considering individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

The Compensation Committee met on February 16, 2024 and reviewed the proposed 2024 compensation packages of our Executive Officers. During the meeting, the Committee approved the following 2024 base salaries for our Named Executive Officers: $860,503 for Mr. Burwick, no change from his 2024 base salary; $624,000 for Mr. Reynoso, a 4% increase from his 2023 base salary; $545,432 for Ms. Lysyj, a 3% increase from her 2023 base salary; and $530,450 for Ms. O’Boyle, a 3% increase from her 2023 base salary. Mr. Crowley’s 2024 base salary of $415,000, a 13.7% increase from his 2023 base salary, was approved by the Compensation Committee in December 2023 in connection with his promotion to Chief Sales Officer, which was effective as of January 1, 2024.

As disclosed in a Form 8-K filed on February 27, 2024, the Company announced that it had hired Mr. Spillane as its President and Chief Executive Officer, effective April 1, 2024, pursuant to the Spillane Offer Letter. The terms of that offer letter, attached as Exhibit 10.2 to the February 27, 2024 Form 8-K, were approved by the Compensation Committee and the full Board of Directors on February 16, 2024. As outlined in the Spillane Offer Letter, Mr. Spillane’s annual base salary in 2024 was $861,000.

Mr. Burwick stepped down from his position of President and CEO effective March 31, 2024. As disclosed in the February 27, 2024 Form 8-K, Mr. Burwick remained a salaried employee of the Company through June 30, 2024, and remains engaged by the Company in an advisory role, as a consultant, through March 31, 2026. His compensation through December 31, 2024 remained at the annual rate of $860,504.

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Cash Bonuses

Bonuses payable to our Executive Officers are based primarily on Company performance against certain “Company Goals” in accordance with a “Bonus Scale,” subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax (“EBIT”), and focused cost savings targets. For the purposes of the Bonus Scale, EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2024, excluding the $42.6 million non-cash impairment recognized primarily for the Dogfish Head brand and $26 million in contract settlement costs recognized in 2024.

As reported in a Form 8-K filed by the Company on February 20, 2024, at its meeting on February 16, 2024, the Compensation Committee approved: (1) company-wide goals for Fiscal Year 2024 (the “2024 Company Goals”); (2) the 2024 bonus target for each Executive Officer, as a percentage of their base salary (“2024 Bonus Target”); and (3) a bonus funding scale ranging from 0% to 250% (the “2024 Bonus Scale”) for determining bonus payouts as a percentage of each Executive Officer’s respective 2024 Bonus Target, based on the Committee’s determination of the Company’s ultimate achievement of the 2024 Company Goals.

The target parameters of the 2024 Company Goals were based on the Company’s 2024 Financial Plan. The 2024 Company Goals consisted of achieving: (1) certain depletions targets over 2023 (“2024 Depletions Growth”), which were weighted as 50% of the goals; (2) certain EBIT targets, which were weighted as 30% of the goals; and (3) the generation of certain focused cost savings targets, which were weighted as 20% of the goals.

The 2024 Bonus Target approved on February 16, 2024 for each NEO was as follows:

•	Mr. Burwick: 120% of base salary, no change from his 2023 Bonus Target;
•	Mr. Reynoso: 65% of base salary, a 5% increase from his 2023 Bonus Target;
•	Ms. Lysyj: 65% of base salary, a 5% increase from her 2023 Bonus Target;
•	Ms. O’Boyle: 65% of base salary, a 5% increase from her 2023 Bonus Target; and
•	Mr. Crowley: 50% of base salary, no change from his 2023 Bonus Target.

In other words, for example, if the Company achieved 100% on the 2024 Bonus Scale, Mr. Reynoso would be eligible for a cash bonus of 65% of his base salary, subject to adjustment by the Compensation Committee as described in more detail below.

Mr. Spillane’s 2024 Bonus Target was set at 120% of his non-prorated full-year base salary in the Spillane Offer Letter, which was approved by the Compensation Committee on February 16, 2024 and disclosed in a Form 8-K dated February 27, 2024.

As reported in the Current Report on Form 8-K filed by the Company on February 27, 2024, as part of his transition agreement, Mr. Burwick’s target bonus was set at $258,151, limited to the time he served as President and CEO.

As reported in the February 20, 2024 Form 8-K, the bonus of each Executive Officer for Fiscal Year 2024 was to be determined by the Compensation Committee before March 1, 2025, based on a three-step process, which was finalized on February 5, 2025.

•	First, the Committee was tasked with determining the Company’s achievement of the 2024 Company Goals against the 2024 Bonus Scale (the “2024 Achievement”).
•	Second, the Committee established an aggregate bonus pool for the Company’s Executive Officers, including the NEOs, by applying the 2024 Achievement against each Officer’s 2024 Bonus Target.
•	Third, the Compensation Committee considered any potential adjustments to any of the Executive Officers’ final 2024 bonus payout based on the Committee’s assessment of each Executive Officer’s overall job performance, key competencies, and the achievement of relevant objectives and key results in 2024. The Committee retains the discretion to increase or decrease an Officer’s bonus payout by 10% from the baseline bonus funding if the Officer was deemed to have performed “successfully” in 2024, and by 30% if the Officer was deemed to have performed “exceptionally.” The Committee had also retained the discretion to decrease an Officer’s 2024 bonus payout to as low as $0 if the Officer was deemed to have performed “unsatisfactorily” in 2024.

The 2024 Bonus Scale, as detailed in the chart below, was a sliding scale of target points for each of the depletions, EBIT, and focused cost savings goals. For example, the potential payouts for achievement relative to the 2024 Depletions Growth target would have been: 0% of target if 2024 Depletions Growth was -4% or less; 100% of target if 2024 Depletions Growth was greater than 0% or 250% of target if 2024 Depletions Growth was 4.0% or greater. For the EBIT target, potential payouts would have been, for example: 0% of target if the Company’s 2024 EBIT was $100 million or less; 100% of target if 2024 EBIT was $138 million; or 250% of target if 2024 EBIT was $180 million or higher. For the focused cost savings target, potential payouts would have been, for example: 0% of target if the Company recognized $33 million or less in focused cost savings; 100% of target if the Company recognized $53 million in focused cost savings; or 250% of target if the Company recognized $78 million or more in focused cost savings.

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2024 Bonus Scale
Focused Cost Savings (millions $)	$33	$38	$43	$48	$53	$58	$63	$68	$73	$78
EBIT (millions $)	$100	$105	$116	$134	$138	$142	$160	$171	$176	$180
Depletions Growth %	-4.0%	-3.0%	-2.0%	-1.0%	0% +1 case	0.5%	1.0%	2.0%	3.0%	4.0%
FUNDING %	0%	25%	50%	75%	100%	125%	150%	175%	200%	250%

As reported in a Form 8-K filed on February 11, 2025, on February 5, 2025, the Compensation Committee reviewed the Company’s performance against the 2024 Bonus Scale and determined that: (1) the Company achieved $61.6 million in focused cost savings in 2024, resulting in 143% achievement on the Bonus Scale; (2) the Company’s 2024 EBIT was approximately $144.6 million, resulting in 129% achievement; and (3) Company depletions decreased approximately 2% in Fiscal Year 2024, resulting in 46% achievement. Accordingly, the Committee determined that the Company achieved 90% on the Bonus Scale and funded the bonus pool at 95%. The Company’s formulaic achievement of the 2024 targets was as follows:

2024 Formulaic Achievement	% Achievement on 2024 Bonus Scale
$61.6 million in Focused Cost Savings	143%
$144.6 million in EBIT	129%
-2% Depletions Growth	46%
PAYOUT %	90%

The Committee accordingly approved 2024 cash bonuses for our Executive Officers, including the following bonuses for our Named Executive Officers: $981,540 for Mr. Spillane; $382,470 for Mr. Reynoso; $334,917 for Ms. Lysyj; $325,718 for Ms. O’Boyle; $196,668 for Mr. Crowley; and $232,336 for Mr. Burwick. These bonuses were paid in March 2025.

Long-Term Equity Awards

Long-Term Equity Awards (“LTE Awards”) are designed to provide Executive Officers and other select coworkers a reward for delivering long-term stockholder value and to align the interests of our key coworkers with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key coworkers. Our LTE Awards program is governed by our Employee Equity Incentive Plan, or “EEIP,” which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to a Form 8-K filed on December 22, 2018. The primary components of our LTE Awards program – restricted stock units, stock option awards, and investment shares – are described in detail below.

As disclosed in the February 20, 2024 Form 8-K, at its meeting on February 16, 2024, the Compensation Committee approved, subject to ratification and approval by the full Board of Directors, the award of restricted shares of the Company’s Class A Common Stock to eight Executive Officers, pursuant to the Company’s Employee Equity Incentive Plan. Of those awards, 50% were time-based RSUs and 50% were performance-based RSUs. The grants were subsequently ratified and approved by the full Board of Directors on February 16, 2024, and were awarded and effective on March 1, 2024.

As disclosed in the February 27, 2024 Form 8-K, the Compensation Committee and the full Board of Directors approved the compensation package to Mr. Spillane to join the Company as President and CEO effective April 1, 2024, including equity awards to be granted to Mr. Spillane in 2024. As explained in more detail below, 60% of those grants were time-based stock option awards and 40% were performance-based RSUs. The grants were awarded and effective on April 1, 2024.

Each of the equity awards granted to the Company’s Executive Officers in Fiscal Year 2024 includes a double-trigger Change in Control clause which provides that the awards shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares.

Mr. Burwick was not granted any equity awards in 2024.

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Restricted Stock Units

Restricted stock units or “RSUs” are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee considers recommendations from the CEO and the Chief People Officer. RSUs are generally granted on an annual basis on March 1, valued at the fair market value as of the award date. On occasion, RSU grants are made at other times during the year, such as upon the hiring of a new executive or senior manager.

Boston Beer believes that RSUs serve as an important retention tool because: (1) for most coworkers, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs encourage coworkers to think and act like owners of the Company. That said, the Company believes in striking a proper balance between performance-based awards and time-based awards for its Executive Officers.

Time-Based RSUs

On March 1, 2024, the Company awarded 8,384 time-based RSUs to eight Executive Officers. All shares vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates, with the first vesting on March 1, 2025 and the last on March 1, 2028.

These RSU awards included the following awards to our NEOs: 1,299 shares to Mr. Reynoso, valued at $400,274 on the grant date; 2,434 shares to Ms. Lysyj, valued at $750,013 on the grant date; 2,434 shares to Ms. O’Boyle, valued at $750,013 on the grant date; and 674 shares to Mr. Crowley, valued at $207,686 on the grant date.

Performance-Based RSUs

On March 1, 2024, the Company awarded performance-based RSUs to eight Executive Officers. On April 1, 2024, the Company awarded performance-based RSUs to Mr. Spillane. Vesting of the performance-based RSUs is contingent upon: (1) the Company meeting certain compounded annual growth rate targets for net revenue growth in Fiscal Year 2026 over Fiscal Year 2023 (“CAGR Targets”); and (2) continued employment on the applicable vesting dates. The Compensation Committee will determine, in its sole discretion, whether the Company has met the vesting criteria prior to March 1, 2027. The CAGR Targets will be assessed on a sliding linear scale, whereby the Compensation Committee has discretion to establish the ultimate target achievement on a pro rata basis in between the below performance threshold points:

•	If CAGR is less than 0.5%, none of the target RSU Shares will vest.
•	If CAGR is 0.5%, then 50% of the target RSU Shares will vest on March 1, 2027.
•	If CAGR is 2.5%, then 100% of the target RSU Shares will vest on March 1, 2027.
•	If CAGR is equal to or greater than 4.5%, then 200% of the target RSU Shares will vest on March 1, 2027.

For the sake of examples of the linear sliding scale, if CAGR is 1.5%, the Compensation Committee would have discretion to determine that 75% of the target RSU Shares will vest on March 1, 2027. If CAGR is 3.5%, the Compensation Committee would have discretion to determine that 150% of the target RSU Shares will vest on March 1, 2027. The scale is capped at 200%.

These performance-based RSU awards included the following awards to our NEOs: 6,570 shares to Mr. Spillane, valued at $2,000,039 on the grant date; 1,299 shares to Mr. Reynoso, valued at $400,274 on the grant date; 2,434 shares to Ms. Lysyj, valued at $750,013 on the grant date; 2,434 shares to Ms. O’Boyle, valued at $750,013 on the grant date; and 674 shares to Mr. Crowley, valued at $207,686 on the grant date.

Stock Option Awards

Under our EEIP, certain coworkers are eligible to receive stock option awards. While historically granted on an annual basis in March, all option grants are discretionary and may be awarded by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from our annual stock option award grants.

In 2024, the Company shifted from stock option awards to utilizing performance-based RSUs for the annual awards to its Executive Officers. The Compensation Committee and the full Board believe that performance-based RSUs can provide more certainty than stock options, therefore increasing potential executive retention, while at the same time maintaining performance incentives to align with shareholder interests. That said, the Committee and the Board still believe that stock options are the more appropriate equity vehicle in certain situations.

The Company awarded a time-based option award to Mr. Spillane as agreed to in connection with his recruitment and hiring. The award was:

•	Approved by both the Compensation Committee and the full Board on February 16, 2024;
•	Outlined in the Spillane Offer Letter;
•	Disclosed in the Form 8-K filed by the Company on February 27, 2024;
•	Awarded and effective on April 1, 2024, Mr. Spillane’s start date;
•	Valued at $3,000,052 on the grant date; and
•	For 21,205 shares with an exercise price of $304.42 per share, which was the closing price of Class A Shares on the last business day before the grant.

Investment Shares

Eligible Boston Beer coworkers, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP,” where

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our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer coworkers, referred to in this Proxy Statement as “ISP Eligible Coworkers,” generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer.

Under our Investment Share Program, ISP Eligible Coworkers may annually purchase such number of Class A Shares (“Investment Shares”) that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum annual investment of $17,500. After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Coworkers have the opportunity to purchase Investment Shares on an annual basis on March 1 each year with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates.

In 2024, Boston Beer coworkers purchased a total of 12,007 Investment Shares under the ISP, of which 190 shares were purchased by two Executive Officers. Of our NEOs, Ms. O’Boyle purchased 95 Investment Shares effective March 1, 2024.

Retirement Provision

At its meeting on February 16, 2024, at the recommendation of the Compensation Committee, the Board of Directors approved the inclusion of a new “retirement provision” in all equity awards granted by the Company on or after February 16, 2024. This new provision did not affect the awards granted prior to that date. Under the new provision, equity awards granted to Company coworkers, including Executive Officers, will be eligible to continue to vest post-retirement if the coworker: (1) is age 60 or older as of their last day of employment (their “Retirement Date”); (2) has had 15 years or more of service with the Company as of their Retirement Date; (3) provides at least six months’ notice prior to their Retirement Date; and (4) reaffirms, in writing prior to their Retirement Date, that they will continue to comply with the surviving provisions of their employment agreement, including any applicable non-competition provisions, following their Retirement Date.

If a retiring coworker meets all the above criteria, all equity awards granted after February 16, 2024 will continue to vest upon their original schedules and criteria. In other words, those equity awards will not automatically expire upon termination of employment: (1) time-based awards will continue to vest post-retirement according to the same schedule outlined in the original grant agreement; and (2) performance-based awards will continue to vest post-retirement according to the same schedule and subject to the same performance-based vesting criteria outlined in the original grant agreement.

Executive Benefits

In 2024, the Company’s Executive Officers were eligible for the same level and offering of benefits as are available to all coworkers, including payment of annual life insurance premiums, Company matching contributions under the Company’s 401(k) plan, car allowances where applicable, Company health savings contributions under the Company’s medical plan, wellness plan reimbursements, and other benefit programs. The Company provides no additional benefits to its Executive Officers. However, certain coworkers are eligible for the reimbursement of relocation, commuting, and living expenses (“Relocation Assistance”) upon hiring and for a limited period thereafter. Additionally, all coworkers are eligible for a financial advisor benefit; the benefit is available in tiers based on the complexity of the coworker’s advisory needs. Two of our Executive Officers, neither of which are NEOs, took advantage of this benefit in 2024.

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How Executive Pay Levels Are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly sized companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Officer, including salary, bonus, and equity grants.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Executive Compensation Analysis Timeline

While the Compensation Committee does not follow a strict calendar for establishing the parameters of executive compensation each year, it generally follows the following timeline. During and leading up to the October Compensation Committee meeting, the Committee, CEO, CFO, Chief People Officer, and the Director of Total Rewards review the Company’s peer group (if applicable), evaluate expected performance and vesting of outstanding equity grants, and review the projections for the then-current fiscal year bonus payouts.

Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year’s LTE Award recommendations and bonus scale, and tentatively establishes an aggregate pool for the following year’s Executive Officer LTE Awards.

Next, in February, the Committee meets to review management’s report on Executive Officer performance and compensation; evaluates the status of the vesting criteria of any outstanding performance-based LTE Awards; reviews and approves the achievement of the previous year’s Executive Officer bonus targets; establishes the total compensation targets for Executive Officers for the then-current fiscal year; reviews and approves the bonus scale for the then-current fiscal year; and reviews and recommends approval of the LTE Awards to be awarded in the current fiscal year, including performance criteria. The full Board then approves those LTE awards.

LTE Awards are generally granted on March 1, bonuses are typically paid in early March, and merit increases are generally effective in March. Merit increases, bonus awards, equity awards, and other compensation changes may occur at other times during the year on occasion.

The Company does not schedule equity award grants in anticipation of the release of material non-public information, nor does it time the release of material non-public information based on equity grant dates.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2024, the Compensation Committee applied knowledge gained through executive compensation competitive assessments prepared by Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized executive compensation consulting firm (the “FW Cook Assessment”) that has been retained by the Company since 2018. The Compensation Committee assesses the independence of FW Cook on an annual basis.

In 2021, FW Cook presented a compensation analysis to the Compensation Committee, including suggesting a peer group of companies, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. The Committee approved the following companies as Boston Beer’s peer group in 2021:

Boston Beer Peer Group

Acushnet Company	Crocs, Inc.	Lancaster Colony Corp.
Beyond Meat, Inc.	Deckers Outdoor Corporation	National Beverage Corp.
Brown-Forman Corporation	Flower Foods Inc.	Tilray Brands, Inc.
Cabot Corporation	Hasbro, Inc.	Vector Group Ltd.
Church & Dwight Co., Inc.	Hostess Brands Inc.	YETI Holdings, Inc.
Columbia Sportswear Co.	iRobot Corporation

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In October 2023, the Compensation Committee reviewed and reaffirmed this peer group after further consultation with FW Cook.

In 2024, the Committee determined that FW Cook is independent and that no conflicts of interest existed. FW Cook reports directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business in 2024. As part of its retention in 2024, the Compensation Committee tasked FW Cook to analyze its compensation programs and compensation strategies, confirm the appropriateness of the strategies, and provide the Committee with external benchmarking information for Boston Beer’s Executive Officers.

FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding 2024 Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are similarly important drivers of total compensation decisions.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers. Under this policy, the Company was permitted to seek recovery of incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in their incentive income. Incentive income includes income related to annual bonuses and LTE Awards. The Company had not sought compensation recovery under this policy since its adoption.

Effective October 2, 2023, the Board of Directors amended the Executive Compensation Recovery Policy and renamed it the Clawback Policy. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement, the Company will require the reasonably prompt recovery of any excess incentive compensation received by any Executive Officer, without regard to whether or not the Executive Officer committed any misconduct that led to the Restatement. A copy of the Clawback Policy was attached as Exhibit 97.1 to the Form 10-K filed by the Company on February 27, 2024. The Company has not been required to seek compensation recovery under the Clawback Policy.

Insider Trading Policies and Procedures

We have adopted insider trading policies and procedures applicable to our Directors, Executive Officers, and coworkers, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. Our Insider Trading Policy prohibits our coworker and related persons and entities from trading in Boston Beer stock while in possession of material, nonpublic information. Our trading blackout period requires that Officers of the Company and certain other designated coworkers only transact in Boston Beer stock during an open window period (except pursuant to an approved Rule 10b5-1 Plan), subject to limited exceptions. In addition, Officers and Directors are strongly encouraged to obtain approval in advance of transactions in Boston Beer stock. The foregoing summary of our insider trading policies and procedures does not purport to be complete as it is qualified by reference to our Insider Trading Policy, a copy of which can be found as Exhibit 19.1 to our Annual Report on Form 10-K for Fiscal Year 2024.

Policies Prohibiting Hedging and Pledging Boston Beer Stock

Our Insider Trading Policy prohibits the Company’s Directors, Executive Officers, and certain other coworkers who are designated as Company “Insiders” from hedging or pledging Boston Beer Stock. As of the mailing of this Proxy Statement, there were approximately 250 Boston Beer coworkers identified as “Insiders” because they regularly have or may have access to material non-public information about the Company. Under this policy, the Company’s Directors, Executive Officers, and Insiders are also prohibited from engaging in any investment to reduce the risk of adverse price movements in Boston Beer stock and from offering Boston Beer stock to a lender as collateral for a loan. Trading of Boston Beer stock by Company Directors, Executive Officers, and Insiders is restricted under this policy to defined window periods following our quarterly earnings releases

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(except pursuant to an approved Rule 10b5-1 Plan). All Directors, Executive Officers, and Insiders are also prohibited by the Insider Trading Policy from engaging in certain trading practices involving Boston Beer stock which would suggest speculation in our securities, including short-term trading, short sales, transactions involving put or call options, and purchases on margin. For all other coworkers, such practices are strongly discouraged but not prohibited, subject to prior notice to the Company.

Additionally, in February 2013, the Board adopted a separate and complementary policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and Company Insiders. This policy is also incorporated into our Corporate Governance Guidelines and Nominating/Governance Committee Charter. On an annual basis, all Company Directors and Executive Officers are required to certify compliance with this policy, which specifically prohibits such persons from: (1) purchasing or selling financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or exchange funds that are designed to hedge or offset any decrease in the market value of Boston Beer stock; (2) engaging in short sales of Boston Beer stock; or (3) holding Boston Beer stock in a margin account or entering into any transaction involving the pledge or other use of Boston Beer stock as collateral to secure indebtedness or other obligations. All other coworkers are discouraged but not prohibited by this policy from entering into hedging transactions and engaging in short sales related to Boston Beer stock. The Company knows of no violations of this policy since its adoption.

Stock Ownership and Retention Guidelines

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/ Governance Committee, adopted Director Stock Ownership and Retention Guidelines. The Board amended the Guidelines on February 9, 2023, following a recommendation by the Compensation Committee. As amended, the Guidelines:

•	define “shares” to mean beneficially owned shares of the Company, including both Class A and Class B shares, whether directly or indirectly held, and unvested RSUs, but to not include indirectly held shares for which a director disclaims beneficial ownership or shares subject to unexercised options;
•	define “Target Ownership” as shares having an aggregate value equal to four (4) times: (1) the annual base salary of an employee Director; or (2) the annual base cash Director Fee of a Non-Employee Director; and
•	state that Directors should endeavor to hold shares valued at or above their respective Target Ownership threshold, and until Target Ownership has been achieved, Directors are prohibited from selling shares, with certain limited exceptions.

The Company reviewed the progress made on the equity ownership guidelines in February 2025 and determined that four Directors had achieved their respective Target Ownership, while six Directors had yet to achieve their respective Target Ownership.

Tax Deductibility under Section 162(m)

In evaluating compensation programs applicable to our Named Executive Officers (including the Company’s annual and long-term incentive plans), the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code, which places a limit of $1 million per year on the amount of compensation paid to our named executive officers that is deductible by the Company for income tax purposes. The Compensation Committee will continue to maintain maximum flexibility in the design of the Company’s compensation programs and continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that we believe to be consistent with our best interests and those of our stockholders.

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Fiscal Year 2024 Named Executive Officer Compensation

Compensation of Michael Spillane, President & Chief Executive Officer

Mr. Spillane joined the Company as President and CEO effective April 1, 2024. His compensation in 2024 included a base salary, a performance-based cash bonus, an annual performance-based RSU award, and a time-based stock option award. Additionally, as reported in a Form 8-K filed by the Company on February 27, 2024, in order to recruit Mr. Spillane to join the Company, his compensation in 2024 also included a one-time cash signing bonus of $1,600,000. The mix of his total compensation for 2024 is set forth below:

President & CEO Michael Spillane
2024 Total Compensation Mix

Annual Compensation
Base Salary Received	$695,423
Performance-Based Cash Bonus	$981,540
Annual Performance-Based RSU	$2,000,039
Time-Based Stock Option Award	$3,000,052
Other Compensation	$14,269
2024 Compensation Excluding Sign-On Bonus	$6,691,323
One-Time Cash Sign-On Bonus	$1,600,000
2024 TOTAL COMPENSATION	$8,291,323

The details of Mr. Spillane’s compensation, described in full in the February 27, 2024 Form 8-K and the Spillane Offer Letter attached thereto, are summarized below:

•	Base Salary: Mr. Spillane’s annual base salary of $861,000 was approved by the Compensation Committee of the Board of Directors on February 16, 2024. His base salary received of $695,423 is pro-rated from his April 1, 2024 start date.
•	Performance-Based Cash Bonus: The Compensation Committee approved a target cash bonus for Mr. Spillane of 120% of his non-prorated full-year base salary. As described under the Cash Incentive Bonuses heading, the Compensation Committee reviewed Fiscal Year 2024 Company performance against the 2024 cash bonus scale in February 2025 and determined that the Company achieved 90% on the scale and funded the bonus pool at 95%. Accordingly, the Committee approved a bonus to Mr. Spillane in the amount of $981,540, which was paid in March 2025.
•	Performance-Based Restricted Stock Units: On April 1, 2024, the Company granted Mr. Spillane an award of 6,570 performance-based RSUs valued at $2,000,039 on the grant date. As described in more detail under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon (1) the Company meeting certain compounded annual growth rate targets for net revenue growth in Fiscal Year 2026 over Fiscal Year 2023; and (2) continued employment on the applicable vesting dates. The RSU award structure, detailed in a Form 8-K filed on February 22, 2024, is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2024.
•	Time-Based Stock Option Award: Upon his hiring, the Company granted Mr. Spillane a time-based stock option award on April 1, 2024 for a total of 21,205 shares, valued at $3,000,052 on the grant date. The option shares have an exercise price of $304.42 per share and will vest over four years - 50% on March 1, 2026; 25% on March 1, 2027, and 25% on March 1, 2028 – contingent on his continued employment on those vesting dates.
•	Other Compensation: “Other Compensation” includes $13,800 in matching contributions to the Company’s 401(k) plan and $469 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Spillane was eligible for the same level and offering of those benefits as other Company coworkers.
•	One-Time Cash Sign-On Bonus: In connection with his recruitment and hiring, the Company paid Mr. Spillane a signing bonus of $1,600,000, inclusive of relocation expenses, on March 15, 2024.

The Compensation Committee believes that Mr. Spillane’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Spillane for Fiscal Year 2024. There is no Company-sponsored retirement program for Mr. Spillane other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our coworkers. Mr. Spillane does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

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Compensation of David A. Burwick, former President & Chief Executive Officer

As reported in a Form 8-K filed by the Company on February 27, 2024, Mr. Burwick stepped down from his position as President and Chief Executive Officer as of March 31, 2024, remaining in a salaried role through June 30, 2024, then remaining engaged by the Company in an advisory role, as a consultant, from July 1, 2024 to March 31, 2026. The details of the transition were outlined in an agreement (the “Transition Agreement”) dated February 23, 2024, which was attached as Exhibit 10.1 to the February 27, 2024 Form 8-K. The provisions of the Transition Agreement were approved by the Board of Directors and the Compensation Committee on February 16, 2024. Mr. Burwick’s compensation in 2024 included a base salary and a performance-based cash bonus. He did not receive any equity awards in 2024. The mix of his total compensation for 2024 is set forth below:

Former President & CEO David A. Burwick 2024 Total Compensation Mix
Annual Compensation
Base Salary Received	$661,924
Performance Cash Bonus	$232,336
Other Compensation	$14,303
2024 TOTAL COMPENSATION	$908,563

•	Base Salary: Mr. Burwick’s 2024 annual base salary of $860,503, no change from his 2023 base salary, was approved by the Compensation Committee on February 16, 2024. Pursuant to the Transition Agreement, he continued to receive his base salary of $860,503 in biweekly payments through June 30, 2024, then continued to receive the same salary paid in quarterly installments commencing on July 1, 2024. Under this arrangement, the Company paid Mr. Burwick $661,924 in 2024.
•	Performance Cash Bonus: As disclosed in a Form 8-K filed by the Company on February 20, 2024, the Compensation Committee approved a target cash bonus for Mr. Burwick of 120% of his 2024 base salary. The Transition Agreement limits Mr. Burwick’s bonus to a that percentage of his salary during the time while he served as President and Chief Executive Officer, therefor setting his target bonus at $258,151. In February 2025, the Compensation Committee determined that the Company achieved 90% on the scale and accordingly approved a bonus to Mr. Burwick in the amount of $232,336, which was paid in March 2025.
•	Other Compensation: “Other Compensation” includes $13,800 in matching contributions to the Company’s 401(k) plan and $503 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

The long-term equity awards previously granted to Mr. Burwick will not expire while he remains a consultant for the Company, which consulting relationship is currently scheduled to end on March 31, 2026 pursuant to the Transition Agreement.

The Summary Compensation Table included in this Proxy Statement sets forth all the compensation received by Mr. Burwick for Fiscal Year 2024. He received no benefits or perquisites from Boston Beer other than the benefits generally available to our coworkers.

Compensation of Named Executive Officers Other than the CEO and Former CEO

As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix”, the primary components of the compensation of our Named Executive Officers in 2024, other than Mr. Spillane and Mr. Burwick, were as follows.

Base Salary: The following table shows the 2024 base salary, the corresponding percentage increase above the 2023 base salary level, and the actual salary earned in 2024 of our other Named Executive Officers.

Name	Title	Base Salary for 2024	Increase from 2023 Base Salary	Actual Salary Earned in 2024
Diego Reynoso	Treasurer and CFO	$624,000	4.0%	$619,385
Lesya Lysyj	Chief Marketing Officer	$545,432	3.0%	$542,377
Carolyn O’Boyle	Chief People Officer	$530,450	3.0%	$527,479
Michael R. Crowley	Chief Sales Officer	$415,000	13.7%	$414,039

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Mr. Crowley’s 2024 base salary of $415,000, a 13.7% increase from his 2023 base salary, was approved by the Compensation Committee in December 2023 in connection with his promotion to Chief Sales Officer, which was effective as of January 1, 2024.

In February 2024, the Compensation Committee considered recommendations made by the CEO for salary adjustments and concluded that the recommended base salary for Mr. Reynoso, Ms. Lysyj, and Ms. O’Boyle, as adjusted, was within the appropriate range for their experience and job responsibilities. The merit increases were effective on March 2, 2024, the same effective date as other coworkers.

Bonus: For Fiscal Year 2024, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 65% of base salary for Mr. Reynoso, Ms. Lysyj, and Ms. O’Boyle; and (2) 50% of base salary for Mr. Crowley.

The achievement of these bonuses for 2024 was based on Company performance against the Company Goals. As described in the “Cash Incentive Bonuses” section, in February 2025 the Compensation Committee funded the bonus pool at 95% after determining that the Company achieved 90% on the Bonus Scale. As a result, the Committee approved bonus payments to our other NEOs as follows:

Name	Title	2024 Bonus, Paid in March 2025
Diego Reynoso	Treasurer and CFO	$382,470
Lesya Lysyj	Chief Marketing Officer	$334,917
Carolyn O’Boyle	Chief People Officer	$325,718
Michael R. Crowley	Chief Sales Officer	$196,668

Equity Awards: In March 2024, the Company granted annual performance-based RSUs and time-based RSUs to each of our other NEOs, which awards had been approved by the Compensation Committee and the Board of Directors in February 2024. The number of shares awarded and the value of the awards as of the grant date are shown in the chart below.

Name	Title	Performance-Based RSUs	Time-Based RSUs
Diego Reynoso	Treasurer and CFO	1,299 RSUs $400,274	1,299 RSUs $400,274
Lesya Lysyj	Chief Marketing Officer	2,434 RSUs $750,013	2,434 RSUs $750,013
Carolyn O’Boyle	Chief People Officer	2,434 RSUs $750,013	2,434 RSUs $750,013
Michael R. Crowley	Chief Sales Officer	674 RSUs $207,686	674 RSUs $207,686

All of the annual equity awards to our other NEOs were issued on March 1, 2024. As described in more detail under the heading “Performance-Based RSUs,” vesting of those RSUs is contingent on the Company meeting certain CAGR Targets and continued employment on the vesting date of March 1, 2027. As described in more detail under the heading “Time-Based RSUs,” those RSUs will vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates, with the first vesting on March 1, 2025 and the last on March 1, 2028.

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Compensation Committee Report

The information contained in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under The Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 14, 2025 and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2024.

Julio N. Nemeth, Chair
Joseph H. Jordan
Christopher I. “Biz” Stone
Cynthia A. Swanson

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2024 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2024 NEOs for Fiscal Year 2024, Fiscal Year 2023, and Fiscal Year 2022.

Name and Principal Position	Fiscal Year	Salary	(1)	Bonus	(1)(2)	Restricted Stock Awards	(3)	Option Awards	(3)	All Other Compensation	(1)(4)	Total
Michael Spillane President & CEO	2024	$695,423		$2,581,540		$2,000,039	(6)	$3,000,052	(5)	$14,269		$8,291,323
	2023	$115,000	(9)	$0		$65,109	(9)	$65,101	(9)	$0		$245,210
	2022	$42,000	(9)	$0		$0		$115,023	(9)	$0		$157,023
Diego Reynoso Treasurer & Chief Financial Officer	2024	$619,385		$382,470		$800,548	(5)(6)	$0		$14,672		$1,817,074
	2023	$184,615		$111,000		$1,500,083	(5)	$1,500,110	(7)	$608,359		$3,904,167
	2022	$0		$0		$0		$0		$0		$0
Lesya Lysyj Chief Marketing Officer	2024	$542,377		$334,917		$1,500,026	(5)(6)	$0		$15,872		$2,393,191
	2023	$527,526		$332,500		$275,230	(5)	$275,162	(7)	$30,042		$1,440,460
	2022	$515,557		$84,000		$252,317	(5)	$252,008	(8)	$28,117		$1,131,999
Carolyn O’Boyle Chief People Officer	2024	$527,479		$325,718		$1,500,026	(5)(6)	$0		$15,905		$2,369,127
	2023	$512,115		$338,000		$275,230	(5)	$275,162	(7)	$15,492		$1,415,999
	2022	$484,446		$137,500		$216,655	(5)	$216,388	(8)	$15,422		$1,070,411
Michael Crowley Chief Sales Officer	2024	$414,039		$196,668		$415,373	(5)(6)	$0		$19,582		$1,045,661
	2023	$320,345		$154,000		$225,091	(5)	$0		$18,305		$717,741
	2022	$294,526		$77,000		$150,243	(5)	$0		$19,356		$541,125
David A. Burwick (Former) President & CEO	2024	$877,050		$232,336		$0		$0		$14,303		$1,123,689
	2023	$860,500		$1,032,605		$2,000,113	(5)	$2,000,007	(7)	$14,117		$5,907,342
	2022	$835,459		$0		$2,000,127	(5)	$2,000,034	(8)	$13,117		$4,848,737
(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.
(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance, in connection with hiring, or for other reasons.
(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2025.
(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company’s medical plan paid in the respective year, accrued but unused paid time off paid to former employees, financial guidance benefits, fitness reimbursements, and Relocation Assistance if applicable. For Fiscal Year 2024, Mr. Spillane, Mr. Reynoso, Ms. Lysyj, Ms. O’Boyle, Mr. Crowley, and Mr. Burwick each received 401(k) plan matching contributions in the amount of $13,800.
(5)	Grant contains service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.
(6)	Grant contains performance-based vesting conditions based on net revenue growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria have been met prior to March 1, 2027.
(7)	Grant contains performance-based vesting conditions based on net revenue growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2025, the Compensation Committee determined that the performance criteria had been achieved.
(8)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2024, the Compensation Committee determined that the performance criteria had not been achieved.
(9)	Includes standard Director compensation received by Mr. Spillane for service on the Company’s Board of Directors.

Except as noted in the “All Other Compensation” column, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP. Executive Officers other than the Chairman and the CEO receive the same opportunity under the ISP as other ISP Eligible Employees. On December 28, 2024, Ms. O’Boyle held unvested Investment Shares.

THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	41

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Grants of Plan-Based Awards in Fiscal Year 2024

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2024 performance, the actual stock option awards granted during Fiscal Year 2024, the actual RSUs granted during Fiscal Year 2024, and the grant date fair value of the equity awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock		Exercise or Base Price of Option Awards ($/sh)		Closing Price on Date of Grant ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name/Type of Award	Grant Date	Approval Date		Target ($)	Maximum ($)	Target (sh)		Maximum (sh)
Michael Spillane
Annual Incentive				$1,033,200	$2,583,000
Service Option	4/1/2024	2/16/2024	(3)			21,205	(5)	21,205	(5)			$304.42	(3)	$304.42	$3,000,052
Performance RSU	4/1/2024	2/16/2024	(4)							6,570	(6)				$2,000,039
Diego Reynoso
Annual Incentive				$402,600	$1,006,500
Performance RSU	3/1/2024	2/16/2024	(4)							1,299	(6)				$400,274
Service RSU	3/1/2024	2/16/2024	(4)							1,299	(7)				$400,274
Lesya Lysyj
Annual Incentive				$352,545	$881,362
Performance RSU	3/1/2024	2/16/2024	(4)							2,434	(6)				$750,013
Service RSU	3/1/2024	2/16/2024	(4)							2,434	(7)				$750,013
Carolyn O’Boyle
Annual Incentive				$342,861	$857,153
Performance RSU	3/1/2024	2/16/2024	(4)							2,434	(6)				$750,013
Service RSU	3/1/2024	2/16/2024	(4)							2,434	(7)				$750,013
Michael Crowley
Annual Incentive				$207,019	$517,548
Performance RSU	3/1/2024	2/16/2024	(4)							674	(6)				$207,686
Service RSU	3/1/2024	2/16/2024	(4)							674	(7)				$207,686
(1)	Cash bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals, whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and O to the Company’s audited financial statements for Fiscal Year 2024, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2025.
(3)	On February 16, 2024, upon the recommendation of the Compensation Committee, the Board of Directors granted the above stock options effective as of April 1, 2024, with an exercise price equal to the closing price of the Company’s stock on the last trading day immediately prior to the grant date.
(4)	On February 16, 2024, upon the recommendation of the Compensation Committee, the Board of Directors granted the above RSU effective as of the Approval Date.
(5)	The option vests at 50% on March 1, 2026, 25% on March 1, 2027, and 25% on March 1, 2028, contingent upon continued employment with the Company on the applicable vesting dates.
(6)	The vesting of each RSU is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2026 over 2023 is equal to or greater than 0.5%, but less than 2.5%, 50% of the number of shares will be eligible to vest on March 1, 2027. If the compounded annual growth rate of the Company’s net revenue in 2026 over 2023 is equal to or greater than 2.5%, but less than 4.5%, 100% of the number of shares shall be eligible to vest on March 1, 2027. If the compounded annual growth rate of the Company’s net revenue in 2026 over 2023 is equal to or greater than 4.5%, 200% of the number of shares shall be eligible to vest on March 1, 2027.
(7)	The RSUs vest 25% per year over a four-year period, with the first vesting occurring on March 1, 2025, and the last on March 1, 2028, contingent upon continued employment with the Company on the applicable vesting dates.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	42

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Outstanding Equity Awards at 2024 Fiscal Year End

The following table sets forth information regarding LTE Awards granted to our Named Executive Officers that were outstanding as of December 28, 2024.

		Option Awards							Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(1)
Michael Spillane	1,560	(2)	—		—		$157.58	5/25/2026	6,570	(4)	1,970,869
	1,560	(2)	—		—		$157.58	5/25/2026
	1,698	(2)	—		—		$140.05	5/18/2027
	1,016	(2)	—		—		$238.90	5/17/2028
	787	(2)	—		—		$343.86	5/16/2029
	580	(2)	—		—		$484.46	5/14/2030
	237	(2)	—		—		$1,061.71	5/19/2031
	635	(2)	—		—		$356.52	5/18/2032
	417	(2)	—		—		$319.16	5/17/2033
	—		21,205	(3)	—		$304.42	4/1/2034
Diego Reynoso	2,429	(5)	7,288	(5)	—		$333.50	10/31/2033	3,374	(6)	$1,012,133
									1,299	(7)	$389,674
									1,299	(8)	$389,674
Lesya Lysyj	11,827	(9)	—		—		$304.56	4/28/2029	60	(13)	$17,999
	1,669	(10)	—		—		$370.79	2/28/2030	330	(14)	$98,993
	362	(11)	182	(11)	—		$1,028.71	2/28/2031	638	(15)	$191,387
	—		—		1,697	(12)	$323.80	2/28/2033	2,434	(7)	$730,151
									2,434	(8)	$730,151
Carolyn O’Boyle	7,030	(10)	—		—		$370.79	2/28/2030	52	(13)	$15,599
	311	(11)	156	(11)	—		$1,028.71	2/28/2031	283	(14)	$84,894
	—		—		1,697	(12)	$323.80	2/28/2033	638	(15)	$191,387
									2,434	(7)	$730,151
									2,434	(8)	$730,151
Michael Crowley									37	(13)	$11,099
									294	(14)	$88,194
									348	(15)	$104,393
									674	(7)	$202,187
									674	(8)	$202,187
David A. Burwick	940	(16)	—		—		$262.25	5/27/2025	487	(13)(21)	$146,090
	1,560	(16)	—		—		$157.58	5/25/2026	3,646	(20)(21)	$1,093,727
	1,698	(16)	—		—		$140.05	5/18/2027	2,608	(14)(21)	$782,348
	2,733	(17)	8,202	(17)(21)	—		$1,028.71	2/28/2031	4,633	(15)(21)	$1,389,807
	9,959	(18)	—		—		$229.30	4/30/2028
	7,352	(19)	—		—		$312.56	2/28/2029
	7,029	(10)	—		—		$370.79	2/28/2030
	2,964	(11)	1,482	(11)(21)	—		$1,028.71	2/28/2031
	—		—		12,430	(12)(21)	$323.80	2/28/2033

THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	43

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(1)	Market value of shares that have not vested is calculated using a stock price of $299.98, which is the closing price of the Company’s stock on the last trading day of Fiscal Year 2024.
(2)	Stock option awards granted under the Director Equity Plan, prior to Mr. Spillane’s appointment as President and CEO.
(3)	Stock option granted on April 1, 2024. Contingent on Mr. Spillane’s continued employment by the Company on the applicable vesting date, 50% of the shares will vest on March 1, 2026, 25% of the shares will vest on March 1, 2027, and 25% of the shares will vest on March 1, 2028.
(4)	RSU granted on April 1, 2024. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, the shares will vest partially or fully on March 1, 2027.
(5)	Stock option award granted on October 31, 2023. Contingent on Mr. Reynoso’s continued employment by the Company on the applicable vesting date, 25% of the shares vested on March 1, 2024, 25% of the shares will vest on March 1, 2025, 25% of the shares will vest on March 1, 2026, and 25% of the shares will vest on March 1, 2027.
(6)	RSU granted on October 31, 2023. Contingent on Mr. Reynoso’s continued employment by the Company on the applicable vesting date, 25% of the shares vested on March 1, 2024, 25% of the shares will vest on March 1, 2025, 25% of the shares will vest on March 1, 2026, and 25% of the shares will vest on March 1, 2027.
(7)	RSU granted on March 1, 2024. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, the shares will vest partially or fully on March 1, 2027.
(8)	RSU granted on March 1, 2024. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1 in the years 2025 to 2028.
(9)	Stock option granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment by the Company on the applicable vesting date, 50% of the shares vested on April 29, 2022, 25% of the shares vested on April 29, 2023, and 25% of the shares vested on April 29, 2024.
(10)	Stock option award granted on March 1, 2020. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1 in each of the years 2022 to 2024. In February 2022, the Compensation Committee determined that the performance criteria had been met.
(11)	Stock option award granted on March 1, 2021. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2023 to 2025. In February 2023, the Compensation Committee determined that the performance criteria had been met.
(12)	Stock option award granted on March 1, 2023. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2025 to 2027. In February 2025, the Compensation Committee determined that the performance criteria had been met.
(13)	RSU granted on March 1, 2021. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2022 to 2025.
(14)	RSU granted on March 1, 2022. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2023 to 2026.
(15)	RSU granted on March 1, 2023. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.
(16)	Stock option awards granted under the Director Equity Plan, prior to Mr. Burwick’s appointment as President and CEO.
(17)	Stock option granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares vested on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(18)	Stock option award granted on April 30, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1, 2020, January 1, 2021, and January 1, 2022. In February 2020, the Compensation Committee determined that the performance criteria had been met.
(19)	Stock option award granted on March 1, 2019. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2021 to 2023. In February 2021, the Compensation Committee determined that the performance criteria had been met.
(20)	RSU granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares vested on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(21)	As a consequence of Mr. Burwick’s continuing advisory relationship with the Company, equity grants will continue to vest in accordance with their respective terms through March of 2026.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	44

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Option Exercises and Stock Vested in Fiscal Year 2024

The following table sets forth information regarding options exercised by our NEOs in Fiscal Year 2024, RSUs previously granted to our NEOs that vested during Fiscal Year 2024, and information regarding the value realized on such exercises and vestings.

	Option Awards		RSAs & RSUs
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise	No. of Shares Vested (#)	Value Realized on Vesting
Michael Spillane	—	—	—	—
Diego Reynoso	—	—	1,124	$346,349
Lesya Lysyj	—	—	596	$183,651
Carolyn O’Boyle	—	—	1,104	$333,412
Michael Crowley	—	—	377	$114,481
David A. Burwick	1,116	$49,997	5,223	$1,609,415

Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer, he will devote such time and effort as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company and Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership.

Non-Compete Agreements

Certain full-time coworkers at Boston Beer, including each of our NEOs, are required to enter into a non-competition agreement with Boston Beer that, where applicable, prohibits them from accepting employment with a competitor for a specified time after leaving the Company. Nevertheless, all coworkers at Boston Beer not covered by a CBA are employed “at-will.”

Change in Control Provisions in LTE Awards

Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried coworkers, with one exception noted below. As of the end of Fiscal Year 2024, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to our Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. All outstanding LTE Awards granted between January 1, 2016 and December 28, 2024, including those granted to our Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the equity holder without cause or good reason within 12 months of the Change in Control.

For the purposes of our LTE Awards, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares, except for the special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company.

THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	45

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Potential Payments Upon Termination or Change in Control

As of December 28, 2024, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 28, 2024. On that date, the market price of Boston Beer Class A Common Stock was $301.11 per share.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Mr. Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, except for two special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company. The term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company; or (iv) the material misappropriation of property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all fulltime coworkers.

Michael Spillane

In the hypothetical event of Mr. Spillane’s death, disability, or Qualified Termination on December 28, 2024, he (or his estate in the event of death) would have had:

•	21,205 option shares immediately vest pursuant to his April 1, 2024 stock option award, exercisable at a price of $304.42 per share. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

•	6,570 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,978,293.

In aggregate, Mr. Spillane would have received gross income of $1,978,293 upon the occurrence of the hypothetical events described above.

Diego Reynoso

In the hypothetical event of Mr. Reynoso’s death, disability, or Qualified Termination on December 28, 2024, he (or his estate in the event of death) would have had:

•	7,288 option shares immediately vest pursuant to his October 31, 2023 stock option award, exercisable at a price of $333.50 per share. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

•	5,972 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,798,229.

In aggregate, Mr. Reynoso would have received gross income of $1,798,229 upon the occurrence of the hypothetical events described above.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	46

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Lesya Lysyj

In the hypothetical event of Ms. Lysyj’s death, disability, or Qualified Termination on December 28, 2024, she (or her estate in the event of death) would have had:

•	182 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71 per share. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.

•	1,697 option shares immediately vest pursuant to her March 1, 2023 stock option award, exercisable at a price of $323.80 per share. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.

•	5,896 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $1,775,345.

In aggregate, Ms. Lysyj would have received gross income of $1,775,345 upon occurrence of the hypothetical events described above.

Carolyn L. O’Boyle

In the hypothetical event of Ms. O’Boyle’s death, disability, or Qualified Termination on December 28, 2024, she (or her estate in the event of death) would have had:

•	156 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71 per share. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.

•	1,697 option shares immediately vest pursuant to her March 1, 2023 stock option award, exercisable at a price of $323.80 per share. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.

•	5,841 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $1,758,784.

In aggregate, Ms. O’Boyle would have received gross income of $1,758,784 upon occurrence of the hypothetical events described above.

Michael R. Crowley

In the hypothetical event of Mr. Crowley’s death, disability, or Qualified Termination on December 28, 2024, he (or her estate in the event of death) would have had:

•	2,027 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $610,350.

In aggregate, Mr. Crowley would have received gross income of $610,350 upon occurrence of the hypothetical events described above.

David A. Burwick

In the hypothetical event of Mr. Burwick’s death, disability, or Qualified Termination on December 28, 2024, he (or his estate in the event of death) would have had:

•	1,482 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71 per share. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

•	8,202 option shares immediately vest pursuant to his special March 1, 2021 stock option award, exercisable at a price of $1,028.71 per share. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

•	12,430 option shares immediately vest pursuant to his March 1, 2023 stock option award, exercisable at a price of $323.80 per share. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

•	11,374 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $3,424,825.

In aggregate, Mr. Burwick would have received gross income of $3,424,825 upon the occurrence of the hypothetical events described above.

THE BOSTON BEER COMPANY, INC.	2025 Proxy Statement	47

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Pay Versus Performance Disclosure

The following table sets forth information regarding compensation actually paid to our CEO and other NEOs and the financial performance of the Company for the last five fiscal years.

					Average Summary Compensation Table Total for Non-PEO NEOs		Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Spillane)	Compensation Actually Paid to PEO (Spillane)	Summary Compensation Table Total for PEO (Burwick)	Compensation Actually Paid to PEO (Burwick)		Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Depletions Growth (%)
2024	$8,291,323	$3,291,232	$1,123,689	$1,123,689	$1,906,263	$852,270	$79.50	$129.12	$59,695,000	-2%
2023			$5,902,526	$1,902,406	$3,011,291	$610,905	$144.71	$161.54	$76,250,000	-6%
2022			$4,848,737	$848,576	$1,247,885	$828,547	$173.43	$159.39	$67,263,000	-5%
2021			$14,840,957	$839,176	$1,044,866	$876,342	$274.66	$146.32	$14,553,000	22%
2020			$4,778,389	$803,025	$3,476,104	$492,432	$531.10	$127.78	$191,960,000	37%

Compensation actually paid differs from table totals due to LTE awards with multi-year service and/or performance-based vesting conditions.

The following table sets forth information regarding the identification of our Primary Executive Officer (“PEO”) and non-PEO NEOs for the corresponding fiscal years. In each of these years, our PEO held the title of CEO.

Fiscal Year	CEO(s)	Other NEOs
2020	David A. Burwick	Frank H. Smalla, John C. Geist, Carolyn O’Boyle, Quincy B. Troupe
2021	David A. Burwick	Frank H. Smalla, John C. Geist, Quincy B. Troupe, Lesya Lysyj
2022	David A. Burwick	Frank H. Smalla, John C. Geist, Lesya Lysyj, Carolyn O’Boyle, Quincy B. Troupe
2023	David A. Burwick	Diego Reynoso, Matthew D. Murphy, Philip A. Hodges, John C. Geist, Lesya Lysyj, Frank H. Smalla
2024	David A. Burwick, Michael Spillane	Diego Reynoso, Lesya Lysyj, Carolyn O’Boyle, Michael R. Crowley

Most Important Financial Measures

The following table outlines the most important financial measures upon which the Company relies when analyzing and setting executive compensation levels.

Depletions Growth: year-over-year growth of sales by our wholesalers to retailers
Net Revenue Growth: compounded net revenue growth rates over a two-year period
EBIT: annual earnings before interest and taxes. EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2024, excluding the $42.6 million non-cash impairment recognized primarily for the Dogfish Head brand and $26 million in contract settlement costs recognized in 2024
Focused Cost Savings: annual focused operating expense cost savings, previously referred to as “resource efficiency”

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Relationship Between Most Important Financial Measures and Executive Compensation

As described below and elsewhere in this Proxy Statement, over the last five fiscal years we have relied on the above measures as criteria for the variable aspects of our executive compensation, particularly our cash bonus and LTE programs. Below is a description of the relationship between those measures and programs. These elements are also described in detail above under the headings “Cash Incentive Bonuses” and “Long-Term Equity Awards.”

•	Depletions Growth: Year-over-year Depletions Growth was weighted as 50% of our Bonus Scale in fiscal years 2023 and 2024 and 60% of our Bonus Scale in fiscal years 2020 through 2022.

•	Net Revenue Growth: The long-term equity awards granted to our CEO and other NEOs in 2024 are all contingent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2026 over Fiscal Year 2023, which has similarly been the case for the annual long-term equity awards granted to our CEO and other NEOs in each of the previous four fiscal years.

•	EBIT: EBIT was weighted as 30% of our Bonus Scale in 2023 and 2024 and 20% of our Bonus Scale in fiscal years 2020 through 2022.

•	Focused Cost Savings: Focused operating expense cost savings targets, previously referred to as “resource efficiency,” were weighted as 20% of our Bonus Scale in Fiscal Year 2024 and each of the previous four fiscal years.

The following tables set forth information regarding the correlation between each of these financial performance measures and the compensation actually paid to our CEO and the average compensation paid to our other NEOs over the last five fiscal years. When reviewing these tables, it is important to note that:

•	A substantial portion of Mr. Burwick’s compensation in 2021 was attributable to two special equity grants awarded for the purposes of retaining him to provide leadership stability and to align his total compensation with the market compared to similarly sized companies. Excluding the value of those two special equity awards as of the grant date, his total earned compensation was $4,840,386 in 2021.

•	2023 compensation for our non-CEO NEOs includes the value of special long-term equity awards granted to two NEOs in connection with their recruitment and hiring, and another special long-term equity award to another NEO in connection with his appointment as interim CFO.

•	In Fiscal Year 2024, Mr. Burwick served as CEO through March 30, 2024 and Mr. Spillane commenced service as CEO on April 1, 2024. The below charts include separate columns for Mr. Burwick’s and Mr. Spillane’s 2024 compensation.

•	A portion of Mr. Spillane’s compensation in 2024 was attributable to a $1.6 million signing bonus and granted for the purposes of his recruitment and hiring. Excluding the value of the signing bonus, his total earned compensation was $6,691,323 in 2024.

Depletions Growth

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Net Revenue Growth

EBIT

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Focused Cost Savings

Net Income

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Relationship Between Company and Peer Group Total Shareholder Return

The following table sets forth information regarding the relationship between the Company’s total shareholder return (“TSR”) and its peer group’s TSR. For the purposes of this table, the Company’s peer group is represented by Standard & Poor’s 500 Beverage Index, which consists of producers of alcoholic and non-alcoholic beverages (“S&P 500 Beverages Index”) for the five years ended December 28, 2024 The table assumes that the value of the investment in Boston Beer stock and the index was $100 on January 1, 2019. The TSR is reflected as of the end of the Company’s respective fiscal years.

Total Shareholder Return

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Pay Ratio Disclosure

The SEC requires companies to disclose the total compensation paid to their median employee, as well as the ratio of the annual total compensation of their CEO to the annual total compensation of the median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2024 Mr. Spillane earned annual total compensation of $8,291,323. During that same period, our median-compensated coworker’s annual total compensation was $101,556. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee, which we refer to as our median-compensated coworker, is outlined below.

Position	Salary	Performance Bonus	One-Time Signing Bonus	Equity Awards	Other Comp	Total
CEO	$695,423	$981,540	$1,600,000	$5,000,091	$14,269	$8,291,323
Median-Compensated Coworker	$88,462	$8,846	$0	$0	$4,248	$101,556

For the purposes of determining the 2024 annual total compensation of the CEO and the median-compensated coworker, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, company contributions to health savings accounts, wellness plan reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable).

There have been no material changes in our employee population or employee compensation arrangements in our last completed fiscal year that we believe would significantly impact our pay ratio disclosure. Accordingly, as permitted under the SEC’s disclosure rules, we are using the same median employee as we used for the purposes of our 2023 pay ratio. In determining the median-compensated coworker, a list was prepared of all Company coworkers as of December 23, 2022, excluding the CEO and coworkers on leaves of absence. The list was ranked by total compensation, and the median-compensated coworker was selected from that ranking.

As a result, Mr. Spillane’s total 2024 compensation was approximately 82 times that of our median-compensated coworker.

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Stock Ownership of Board, Management, and Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date by:

•	Our Directors, all of whom are nominees for reelection except for Mr. Valette;
•	Our 2024 Named Executive Officers;
•	All Directors and Executive Officers as a group; and
•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person or entity named below held sole voting and investment power over the shares listed.

The share information below is as of the Record Date, except the information relating to those certain entities described in footnotes 16 through 19 to the below table is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership as of the Record Date. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which reflects his percentage ownership of all outstanding Class A Shares and Class B Shares, as of the Record Date.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
C. James Koch(1)	2,271,472	20.1%
Samuel A. Calagione, III(2)	338,035	3.7%
Cynthia A. Fisher(3)	213,548	2.3%
David A. Burwick(4)	90,588	*
Lesya Lysyj(5)	31,493	*
Carolyn L. O’Boyle(6)	21,099	*
Diego Reynoso(7)	20,604	*
Michael Spillane(8)	19,163	*
Jean-Michel Valette(9)	16,085	*
Michael R. Crowley(10)	10,947	*
Meghan V. Joyce(11)	4,932	*
Julio N. Nemeth(12)	3,862	*
Christopher I. “Biz” Stone(13)	2,372	*
Joseph H. Jordan(14)	2,372	*
Cynthia L. Swanson(15)	2,089	*
All Directors and Executive Officers as a group (19 people)	2,921,371	26.1%
Owners of 5% or More of the Company’s Outstanding Shares:
The Vanguard Group(16) 100 Vanguard Blvd., Malvern, PA 19355	918,497	9.1%
BlackRock, Inc.(17) 55 East 52nd Street New York, NY 10055	827,289	8.2%
T. Rowe Price Investment Management, Inc.(18) 101 E. Pratt Street Baltimore, MD 21201	674,068	7.0%
FMR LLC(19) 245 Summer Street Boston, MA 02210	500,814	5.2%
*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 12,227 directly-held Class A Shares; 2,068,000 directly-held Class B Shares, constituting all of the outstanding shares of Class B Common Stock; options to acquire 4,056 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held for the benefit of his children; 122,923 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 35,780 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 33,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Mr. Calagione’s shares include 14,040 directly held Class A Shares; 27,165 Class A Shares held in a trust for the benefit of his son; 27,165 Class A Shares held in trust for the benefit of his daughter; 99,430 Class A Shares held in a dynasty trust for the benefit of his wife and children; 102,284 Class A Shares held in a family trust for the benefit of his wife and children; and 67,951 Class A Shares held in a limited partnership for which Mr. Calagione is a partner.
(3)	Ms. Fisher’s shares include 1,967 directly-held Class A Shares; options to acquire 8,855 Class A Shares exercisable currently or within sixty (60) days; and 243 unvested shares of restricted stock. Her shares also include 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 33,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 20,537 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 122,923 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(4)	Mr. Burwick’s shares include 34,522 directly held Class A Shares, options to acquire 34,235 Class A Shares exercisable currently or within sixty (60) days, 11,374 unvested shares of restricted stock, and 10,457 Class A Shares held in a Spousal Lifetime Access Trust for the benefit of his spouse, as to which Mr. Burwick disclaims beneficial ownership and has no voting or investment power.
(5)	Ms. Lysyj’s shares include options to acquire 14,605 Class A Shares exercisable currently or within sixty (60) days and 10,758 unvested shares of restricted stock.
(6)	Ms. O’Boyle’s shares include options to acquire 8,062 Class A Shares exercisable currently or within sixty (60) days and 11,634 unvested shares of restricted stock.
(7)	Mr. Reynoso’s shares include options to acquire 4,858 Class A Shares exercisable currently or within sixty (60) days and 13,961 unvested shares of restricted stock.
(8)	Mr. Spillane’s shares include options to acquire 8,490 Class A Shares exercisable currently or within sixty (60) days and 10,673 unvested shares of restricted stock.
(9)	Mr. Valette’s shares include options to acquire 5,180 Class A Shares exercisable currently or within sixty (60) days and 243 unvested shares of restricted stock.
(10)	Mr. Crowley’s shares include 9,757 unvested shares of restricted stock.
(11)	Ms. Joyce’s shares include options to acquire 4,485 Class A Shares exercisable currently or within sixty (60) days and 243 unvested shares of restricted stock.
(12)	Mr. Nemeth’s shares include options to acquire 3,415 Class A Shares exercisable currently or within sixty (60) days and 243 unvested shares of restricted stock.
(13)	Mr. Stone’s shares include options to acquire 1,590 Class A Shares exercisable currently or within sixty (60) days and 782 unvested shares of restricted stock.
(14)	Mr. Jordan’s shares include options to acquire 1,590 Class A Shares exercisable currently or within sixty (60) days and 782 unvested shares of restricted stock.
(15)	Ms. Swanson’s shares include options to acquire 1,424 Class A Shares exercisable currently or within sixty (60) days and 243 unvested shares of restricted stock.
(16)	Information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, which reported sole voting power with respect to 0 shares, shared voting power with respect to 4,213 shares, sole dispositive power with respect to 905,184 shares and shared dispositive power with respect to 13,313 shares.
(17)	Information is based on a Schedule 13G/A filed with the SEC on January 25, 2024 by BlackRock, Inc., which reported sole voting power with respect to 808,448 shares and sole dispositive power with respect to 827,289 shares.
(18)	Information is based on a Schedule 13G/A filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc., which reported sole voting power with respect to 673,113 shares and sole dispositive power with respect to 674,068 shares.
(19)	Information is based on a Schedule 13G/A filed with the SEC on November 12, 2024 by FRM LLC., which reported sole voting power with respect to 500,044 shares and sole dispositive power with respect to 500,814 shares.

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Environmental, Social, and Governance

We are committed to strong corporate governance, corporate responsibility, and the accountability of our Board and our Executive Leadership Team to our stockholders. This section provides a summary of the Board’s and management’s oversight of our strategies regarding our Environmental, Social, and Governance (“ESG”) initiatives and selected highlights of the previous year’s accomplishments.

While formal ESG reporting began in our 2021 ESG Report, we began reporting on ESG initiatives starting in our 2019 Proxy Statement. We’ve long believed that it’s important to provide accurate and transparent reporting on the impact that our Company has had on our people, our planet, and our communities. Our commitment to sustainability has evolved significantly over the last several years, ushering in a new era of accountability in 2025. This shift reflects an increasing focus on transparency and meaningful progress. Since our inaugural ESG Report, we’ve built upon our strategy each year, strengthening our focus on transparency, progress, and responsible growth.

Among our key ESG achievements in 2024, we focused on establishing our sustainability goals and targets, which will be detailed in our forthcoming 2024 ESG report. This process involved extensive discussions with subject matter experts, collaborative workshops, and efforts to obtain alignment and approval ahead of publication in 2025.

For additional information on our impact and ESG initiatives, the Company’s historical ESG reports are available in the sustainability section on our company website at www.bostonbeer.com/our-impact/sustainability. We anticipate that we will publish our 2024 ESG Report in the summer of 2025. In advance of the publication of that report, here is an early look at some of our ESG highlights from 2024.

2024 ESG Highlights

2024 Environmental Highlights

•	We advanced our commitment to sustainable packaging through two key initiatives:
•	We actively engaged suppliers to collect and analyze sustainability data on packaging and ingredients, strengthening our commitment to responsible sourcing.
•	We formalized a partnership with How2Recycle to introduce transparent recycling labels on our packaging, empowering consumers to make informed recycling decisions.
•	We advanced CO2 recapturing systems across all three manufacturing locations. Most notably, at our Cincinnati brewery, we expanded CO2 recovery capacity, reducing reliance on external sources and saving $30,000 weekly. The improved process captures CO2 emissions from fermentation, filters and pressurizes the gas, and reuses it for carbonation and other operations. These energy-efficient advancements highlight our commitment to innovative solutions that drive both environmental and operational benefits.
•	We committed to constructing a wastewater pre-treatment facility at our Samuel Adams Pennsylvania Brewery, which will reduce workloads for local wastewater treatment plants and capture biogas that will be used on site as an energy source, partially offsetting the need for fossil fuels.
•	Our Transportation Team improved truckload utilization by 2% in 2024 compared to 2023. Improving truck utilization allows Boston Beer to reduce the total number of trucks needed to ship our products and enable each truck to carry more products, thus reducing costs and the overall emissions output of our transportation network.

2024 Social Highlights

•	Creating and maintaining healthy and safe working environments is a critical part of our sustainability strategy. In 2024, we achieved an ambitious goal to reduce total injuries by 20% per location, with the ultimate target of achieving an injury-free workplace by 2030.
•	As part of our Learning and Development team’s mission, we hold managers accountable for creating an environment that enhances coworker development. In 2024, we elevated manager development by launching a refreshed New Leader Experience course, a 2.5-day program providing essential leadership tools and training. We also introduced Moments that Matter training to empower all people leaders in handling key leadership moments effectively.
•	We remain committed to fostering an inclusive workplace where all coworkers feel heard, valued, and respected. In 2024, we advanced this commitment by building participation and engagement within our seven coworker network groups, inclusive leadership development, bystander intervention training, and allyship programs.

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•	We remain committed to pay transparency by providing coworkers with insight into pay philosophy, administration, and job-specific pay ranges. In 2024, we refined our compensation strategy, expanded education for leaders and coworkers, enhanced manager training on compensation conversations, and engaged an independent third-party to analyze pay equity.
•	In 2024, Boston Beer coworkers participated in 40 separate “Benevolence Days,” collectively volunteering more than 2,820 hours supporting 58 community partners and their mission-driven work.
•	Building on 15 years of impact, our Samuel Adams Brewing the American Dream® program continued its mission in 2024 to empower entrepreneurs to thrive. By year’s end, the program had provided nearly 4,500 loans, totaling almost $113 million in funding. In collaboration with Accion Opportunity Fund, the nation’s largest nonprofit micro-lender, and a network of local nonprofit partners, the initiative empowers small business owners in the food, beverage, and brewing industries by offering access to capital, expert coaching, and opportunities to expand into new markets.

2024 Governance Highlights

•	In January 2024, we launched our Universal Coworker Handbook, which defines our key employment-related policies, reinforces our values, and holds all coworkers to a consistent set of standards. Prior to publication, the Company operated with different handbooks across our different locations. Since launching the handbook, we have conducted regular reviews and made updates to ensure compliance with federal, state, and local laws.
•	We continued to ensure that our important company policies align with best practices, legal requirements, and the evolving needs of our business. Over the course of 2024, we amended our Social Media Policy, External Communications Policy, Referral Bonus Policy, Corporate Governance Guidelines (including the overboarding policy), and launched a Generative Artificial Intelligence (AI) Policy.
•	We added a retirement provision to be included in all equity awards granted on or after February 16, 2024. The new provision, which is explained in more detail under the heading “Retirement Provision” above, allows for equity to continue to vest post-retirement for long-tenured coworkers who meet certain criteria.
•	In July, we formalized our Disclosure Committee with a new charter. The Disclosure Committee is responsible for overseeing the accuracy, completeness, and timeliness of public disclosures made by the Company, whether through disclosure statements or otherwise, and making final determinations as to materiality of information and events. Additionally, the charter outlines the process for assessing the materiality of cybersecurity incidents.
•	In December, we formalized the protocol for chairman succession planning in the untimely event of Mr. Koch’s passing. The protocol is included in our Corporate Governance Guidelines, a copy of which is available on the Governance Documents tab of our investor relations website at https://investors.bostonbeer.com/corporate-governance/governance-documents.

ESG Governance

We believe that governance, responsibility, and accountability are vital to ensure that ESG is actively managed throughout the Company. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:

•	Our Executive Leadership Team is responsible for the adoption of our ESG strategies and the overall execution of our corresponding ESG initiatives.
•	The full Board is responsible for overseeing management’s overall approach and the execution of its ESG initiatives. The full Board is also responsible for overseeing succession planning and talent management.
•	The Nominating/Governance Committee oversees and provides guidance on environmental sustainability and social responsibility initiatives and helps to ensure that the full Board is properly addressing ESG topics as needed.
•	The Compensation Committee provides recommendations to the Board and the ELT on the Company’s culture and people initiatives.
•	In 2021, we formed an Executive Sustainability Committee, or “ESC”, comprised of a cross-functional group of members of Company leadership. The ESC meets at least quarterly, leads sustainability strategies across the Company, and provides routine oversight of our ESG initiatives to ensure a cohesive overall approach.
•	Our Sustainability Network Group, comprised of over 200 passionate coworkers, meets monthly to drive grassroots participation in our ESG initiatives via innovative programming and opportunities for engagement.

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Audit Information

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2024 and Fiscal Year 2023.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2024 and 2023. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2024 and Fiscal Year 2023 were as follows:

	2024	2023
Audit Fees	$1,265,000	$1,335,000
Audit-Related Fees(1)	$62,000	$65,000
Tax Fees(2)	$80,000	$100,000
TOTAL	$1,407,000	$1,500,000
(1)	Audit-related fees in 2024 and 2023 include fees paid to Deloitte for work related to the Company’s 401(k) plan.
(2)	Tax fees in 2024 and 2023 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Representatives of Deloitte are expected to be present at the 2025 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which is comprised of four independent Directors, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2024 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal controls. The full scope of the Committee’s responsibilities is outlined under the heading “Audit Committee” above. As part of its processes, the Audit Committee has continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee regularly meets privately with representatives of Deloitte, our Director of Risk Management & Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2024 filed with the SEC.

Jean-Michel Valette (Chair) Joseph H. Jordan Meghan V. Joyce Cynthia L. Swanson

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Voting Matters for 2025 Annual Meeting

Item 1:    Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Joseph H. Jordan, and Cynthia L Swanson for election to the Board as Class A Directors for a one-year term. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:    Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2023 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2023 voting results, and based upon its prior recommendation, the Board determined that we would conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of our NEOs is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies focus on pay-for-performance principles, align with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A, which discusses in greater detail how Boston Beer implements its executive compensation philosophy. The Board of Directors asks stockholders to indicate their support for the NEO compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved on an advisory basis.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2 on an advisory basis.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2024, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

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Item 3:    Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that Samuel A. Calagione, III, Cynthia A. Fisher, C. James Koch, Julio N. Nemeth, Michael Spillane, and Christopher I. “Biz” Stone be elected at the Annual Meeting as Class B Directors for a one-year term.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all such nominees for Class B Director.

Item 4:    Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2025.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2025.

Under Boston Beer’s By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2025.

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Frequently Asked Questions

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2025 Annual Meeting of Stockholders and any adjournments thereof.

1.   When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Wednesday, May 14, 2025, at 10:00 a.m. ET at the Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. Check-in prior to the formal portion of the meeting will take place in the lobby area of the Taproom, which will be open at approximately 9:00 a.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Use of public transportation is strongly encouraged due to parking limitations. The closest subway stops are Government Center and State. For the commuter rail, the Taproom is also approximately a half-mile walk through downtown Boston from both South Station and North Station. While we anticipate being able to accommodate all attendees based on historical attendance statistics, we also encourage you to arrive early due to capacity restrictions at the Taproom.

2.   Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date, March 19, 2025. Each outstanding Class A Share and Class B Share entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 9,139,385 Class A Shares and 2,068,000 Class B Shares.

3.   What is the difference between a “Registered Stockholder” and a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Registered Stockholder” (also sometimes referred to as a Stockholder of Record). If you are a Registered Stockholder, we sent the Notice directly to you. If your shares are held by your broker or bank on your behalf, you are considered a “Beneficial Owner.” If this is the case, the Notice and instructions on how to vote your shares have been sent to you by your broker, bank, or other holder of record.

4.   I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 19, 2025, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

5.   I am a Registered Stockholder. How do I cast my vote?

By Internet or Telephone Prior to the Meeting: You may vote your shares via the internet or by telephone by following the instructions  provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be  available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2025.

By Mail Prior to the Meeting: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

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6.   I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.   Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive a paper copy of the Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a paper copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.   What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.   As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•	Vote in favor of all nominees;
•	Vote for specific nominees and withhold a favorable vote for specific nominees; or
•	Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

•	Vote for the proposal;
•	Vote against the proposal; or
•	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

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10.   How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.   How will “withhold” votes, abstentions, and broker non-votes be counted for matters to be voted on by the Class A Stockholders?

Abstentions, “withhold” votes, and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected but could potentially influence decisions by the Board concerning future nominations. The election of directors is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on this proposal. Votes that are withheld and broker non-votes will have no effect on the outcome of the election for directors because directors will be elected by a plurality of votes cast.

The advisory vote on executive compensation is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on this proposal. Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes. Broker non-votes will not have an effect on the outcome of the vote regarding the advisory vote on compensation of our Named Executive Officers.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with this proposal. Abstentions will have the effect of a vote against the ratification of Deloitte & Touche LLP.

12.   I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company’s 2024 NEO compensation. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to “non-routine” matters such as the election of directors, the proposal to approve, on an advisory basis, the Company’s 2024 NEO compensation.

13. What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

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14.   May stockholders ask questions at the Annual Meeting?

Yes. There will be a question-and-answer period after the formal portion of the meeting has been concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business.

15.   When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

16.   I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 25, 2025 or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.   Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3)  granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to The Boston Beer Company, c/o Corporate Secretary, Michael G. Andrews, One Design Center Pl., Suite 850, Boston, MA 02210. Your most current proxy is the one that will be counted.

18.   Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable expenses.

19.   How can I contact Boston Beer?

Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is investors.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

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Other Information

2024 Annual Report

A copy of the 2024 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Stockholder Proposals for 2026 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2026 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 5, 2025.

If a stockholder wishes to present a proposal at the 2026 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 1, 2026, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC. If a stockholder does not meet this deadline or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

Householding of Proxy Materials

The Company and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or the Company, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210 or by telephone at (617) 368-5152.

By order of the Board of Directors,

Michael G. Andrews

Associate General Counsel
& Corporate Secretary

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01 - Joseph H. Jordan 02 - Meghan V. Joyce 03 - Cynthia L. Swanson Mark here to vote FOR all nominees 1 U P X For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Mark here to WITHHOLD vote from all nominees Proposals — The Board of Directors recommend a vote A FOR all nominees listed and FOR Proposal 2. 043U1D 2. Advisory vote to approve our Named Executive Officers’ executive compensation. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SAM or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59 pm, Easten Time, on May 13, 2025. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SAM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SAM

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  Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2025 The undersigned, a stockholder of The Boston Beer Company, Inc., hereby appoints Michael Spillane, Tara L. Heath and Michael G. Andrews, or any of them, acting singly, the undersigned’s proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday, May 14, 2025, or at any adjournments thereof, upon such matters as may come before the Meeting. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) The Boston Beer Company, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/SAM